SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
AMENDMENT NO. 2

Registration Statement Under
THE SECURITIES ACT OF 1933

ADVANTEGO CORPORATION
 (Exact name of registrant as specified in charter)

Colorado	7374	84-1116515
(State or other jurisdiction	(Primary Standard Classi-	(IRS Employer
of incorporation)	fication Code Number)	I.D. Number)

3801 East Florida Ave., Suite 400
Denver, CO 80210
(855) 448-2346
(Address and telephone number of principal executive offices)

1489 W. Warm Springs, Rd., Suite 110
Henderson, NV 89014
(Address of principal place of business or intended principal place of business)

Robert W. Ferguson
3801 East Florida Ave., Suite 400
Denver, CO 80210
(855) 448-2346
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.
Hart & Hart, LLC
1624 Washington Street
Denver, Colorado  80203
303-839-0061

As soon as practicable after the effective date of this Registration Statement
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
Class of		Maximum	Maximum
Securities	Securities	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share (1)	Price	Fee

Common stock (3)			$5,000,000 (1)	$647
Common Stock (4)	181,818	$1.04 (2)	189,091
$5,189,091

(1)    Offering price computed in accordance with Rule 457(o).
(2)    Offering price computed in accordance with Rule 457(g)
(3)    Represents shares issuable to Tangiers Investment Group, LLC under an Investment Agreement.
(4)    Represents shares to be sold by selling shareholders.

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of stock splits or similar capital reorganizations.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

ADVANTEGO CORPORATION

Common Stock

This prospectus may be used only in connection with sales of up to 2,500,000 shares of our common stock by Tangiers Investment Group, LLC. Tangiers will sell shares of common stock purchased from us under an Investment Agreement. In connection with the sale of these shares, Tangiers will be an "underwriter" as that term is defined in the Securities Act of 1933.

The number of shares to be sold by Tangiers in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement. See the section of this prospectus captioned "Investment Agreement" for more information.

A number of our shareholders may also offer to sell, by means of this prospectus, up to 181,818 shares of our common stock.  The shares owned by the selling shareholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.  We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Our common stock is quoted on the over-the-counter market under the symbol "ADGO". On October 31 , 2018 the closing price for one share of our common stock was $0.94 .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 5 of this prospectus.

The date of this prospectus is _________, 2018

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

We develop software, products and related services which are designed to enable an organization to rapidly and cost effectively create a comprehensive promotional and marketing campaign using social media marketing, customer relationship management and lead generation.  We market our software to a variety of clients, including businesses, financial institutions, real estate related entities, national franchise organizations, governmental agencies, schools and charities.

Our executive offices are located at 3801 East Florida Ave., Suite 400, CO 80210, and our telephone number is (855) 448-2346.

Securities Offered:

In order to provide a long-term funding facility for our operations, we entered into an Investment Agreement with Tangiers Investment Group, LLC.

Under the Investment Agreement, Tangiers has agreed to provide us with up to $5,000,000 of funding during the period ending on the date which is three years after the date of this prospectus. During this period, we may sell shares of our common stock to Tangiers, and Tangiers will be obligated to purchase the shares. These shares may be offered for sale from time to time by means of this prospectus by or for the account of Tangiers.

The minimum amount we can raise at any one time is $5,000, and the maximum amount we can raise at any one time is $350,000. We are under no obligation to sell any shares under the Investment Agreement.

We will not receive any proceeds from the sale of the shares by Tangiers. However, we will receive proceeds from any sale of common stock to Tangiers under the Investment Agreement. We expect to use substantially all the net proceeds for our operations.

A number of our shareholders may also offer to sell, by means of this prospectus, up to 181,818 shares of our common stock.  The shares owned by the selling shareholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.  We will not receive any proceeds from the sale of the common stock by the selling stockholders.

As of October 31 , 2018, we had 16,673,143 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued pursuant to the Investment Agreement or upon the exercise and/or conversion of options, warrants or convertible notes. See "Description of Securities" for more information.

Risk Factors:

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of loss and need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

Trading Symbol: ADGO

Forward-Looking Statements

This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

●	statements concerning the benefits that we expect will result from our business activities; and

●	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We have a limited operating history, and may never be profitable. Since we have only limited operations and have an unproven business plan, it is difficult for potential investors to evaluate our business. There can be no assurance that we will be profitable or that the securities which may be sold in this offering will have any value.

We need additional capital. We need additional capital to fund our operations. We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the market price of our common stock. Our failure to obtain the capital which we require may result in the slower implementation of our business plan.

Potential competitors could duplicate our business model. There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names. As a result, potential competitors could duplicate our business model with little effort.

We are dependent on our management team and the loss of any of these individuals would harm our business. Our future success depends largely upon the management experience, skill, and contacts of our officers and directors. The loss of the services of either of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

The applicability of "penny stock rules" to broker-dealer sales of our common stock may have a negative effect on the liquidity and market price of our common stock. Trading in our shares is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Exchange Act, which apply to companies that are not listed on an exchange and whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000, or $2,000,000 if they have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules may affect the ability of broker-dealers to sell shares of common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The rules could also have an adverse effect on the market price of our common stock.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for shareholders to dispose of their shares. You may also find it difficult to obtain accurate information about, and/or quotations as to the price of our common stock.

We may issue shares of preferred stock that would have a liquidation preference to our common stock. Our articles of incorporation currently authorize the issuance of 10,000,000 shares of our preferred stock. The board has the power to issue shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. We presently have no commitments or contracts to issue any shares of preferred stock. Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of our company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of our common stock.

As of the date of this prospectus there was only a limited public market for our common stock.  Although our common stock is quoted in the OTC markets, trading in our common stock has been limited and sporadic.  A consistently active trading market for our common stock may never develop, or continue if one emerges.  Low volume or lack of demand for our common stock may make it more difficult for you to sell your shares for a profit or at a time you consider favorable.

Your ownership could be diluted by future issuances of our stock, options, warrants or other securities.  Your ownership in our company may be diluted by future issuances of capital stock or the exercise of outstanding or to be issued options, warrants or convertible securities.  In particular, we may sell securities in the future in order to finance operations, expansions or particular projects or expenditures without obtaining the approval of the holders of our capital stock.

The market price of our common stock may decline, and the number of our outstanding shares may increase, due to the Investment Agreement.  Up to 2,500,000 shares of common stock, which may be sold by means of this prospectus, are issuable under an Investment Agreement with Tangiers Investment Group, LLC. As we sell shares of our common stock to Tangiers under the Investment Agreement, and Tangiers sells the common stock to third parties, the price of our common stock may decrease due to the additional shares in the market. The more shares that are issued under the Investment Agreement, the more our then outstanding shares will be diluted and the more our stock price may decrease. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See "Investment Agreement" for more information concerning the Investment Agreement.

Our  bylaws provide that  stockholders that initiate certain proceedings may be obligated to reimburse us and our officers and directors for all fees, costs and expenses incurred in connection with such proceedings if the claim proves unsuccessful.

Our bylaws include a fee-shifting provision in Article X for stockholder claims. Article X provides that in the event any stockholder initiates or asserts a claim against us, or any of our officers or directors, including any derivative claim or claim purportedly filed on our behalf, and the stockholder does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then the stockholder will be obligated to reimburse us and any of our officers or directors named in the action, for all fees, costs and expenses of every kind and description that we or our officers or directors may incur in connection with the claim.  In adopting Article X, it is our intent that:

•	all actions, including federal securities law claims, would be subject to Article X;

•	the phrase "a judgment on the merits" means the determination by a court of competent jurisdiction on the matters submitted to the court;

•	the phrase "substantially achieves, in both substance and amount" means the plaintiffs in the action would be awarded at least 90% of the relief sought;

•	only persons who were stockholders at the time an action was brought would be subject to Article X; and

•	only the directors or officers named in the action would be allowed to recover.

The fee-shifting provision contained in Article X of our bylaws is not limited to specific types of actions, but is rather potentially applicable to the fullest extent permitted by law. Fee-shifting bylaws are relatively new and untested. The case law and potential legislative action on fee-shifting bylaws are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such bylaws. For example, it is unclear whether our ability to invoke our fee-shifting bylaw in connection with claims under the federal securities laws, including any claims related to this offering, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a claiming stockholder must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of our fee-shifting bylaw in connection with such claims, if any, will depend in part on future developments of the law. We cannot assure you that we will or will not invoke our fee-shifting bylaw in any particular dispute, including any claims related to this offering. In addition, given the unsettled state of the law related to fee-shifting bylaws, such as ours, we may incur significant additional costs associated with resolving disputes with respect to such bylaw, which could adversely affect our business and financial condition.

If a stockholder that brings any such claim, suit, action or proceeding is unable to obtain the required judgment, the attorneys' fees and other litigation expenses that might be shifted to a claiming stockholder are potentially significant. This fee-shifting bylaw, therefore, may dissuade or discourage stockholders (and their attorneys) from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingency or otherwise, required by potential plaintiffs' attorneys to represent our stockholders or otherwise discourage plaintiffs' attorneys from representing our stockholders at all. As a result, this bylaw may limit the ability of stockholders to affect our management and direction, particularly through litigation or the threat of litigation.

The provision of our bylaws requiring exclusive venue in the U.S. District Court for Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against us and our directors and officers.

Article X of our bylaws provides that stockholder claims brought against us, or our officers or directors, including any derivative claim or claim purportedly filed on our behalf, must be brought in the U.S. District Court for the district of Delaware and that with respect to any such claim, the laws of Delaware will apply.

The exclusive forum provision may limit a stockholder's ability to bring a claim in a judicial forum the stockholder finds favorable for disputes with us or our directors or officers, and may have the effect of discouraging lawsuits with respect to claims that may benefit us or our stockholders.

MARKET FOR OUR COMMON STOCK

Our common stock was quoted on the over-the-counter market under the trading symbol "MYNG" until March 21, 2018.  On March 21, 2018 our trading symbol changed to "ADGO."   The following table shows the high and low prices of our common stock during the last two years. These prices represent inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.  Our common stock currently trades on the OTCQB Market.

2016	Low	High

First Quarter	$0.00	$0.02
Second Quarter	$0.01	$0.02
Third Quarter	$0.02	$0.03
Fourth Quarter	$0.02	$0.07

2017	Low	High

First Quarter	$0.03	$0.09
Second Quarter	$0.04	$0.09
Third Quarter	$0.05	$0.09
Fourth Quarter	$0.06	$0.09

2018	Low	High

First Quarter	$0.60	$1.08
Second Quarter	$0.65	$2.75

The prices for 2016 and 2017 do not reflect a 1:11 reverse stock split which became effective on the over-the-counter market on February 22, 2018.

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors. Our Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.

Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow our directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

As of, October 31 , 2018, we had 16,673,143 outstanding shares of common stock which were owned by approximately 460 shareholders of record.  As of October 31 , 2018, we had approximately 2,500 shareholders whose shares were held in "street" name.

DILUTION

As of June 30, 2018, we had a negative net book value.  An investor purchasing shares in this offering will suffer dilution equal in amount to the difference between the price paid for the shares and our negative net tangible book value at the time of purchase.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS

During the two years ended December 31, 2016 and 2015, Golden Eagle International, Inc. did not generate any revenue.  Prior to December 31, 2016, Golden Eagle International, Inc.'s only significant asset was the Gold Bar Mill, which has never been in operation.  During the year ended December 31, 2017 and the period of July 29, 2016 (Advantego's inception) through December 31, 2016, we had revenues of $18,631 and $0, respectively, and incurred net losses of $616,798 and $162,464, respectively, which consisted primarily of officer wages, professional fees and interest/amortization of debt discounts on notes payable.

Although from a legal standpoint we acquired Advantego Technologies on October 27, 2016, for financial reporting purposes, the acquisition of Advantego Technologies constituted a recapitalization, and the acquisition was accounted for as a reverse merger, with the result that Advantego Technologies was deemed to have acquired us.  As a result, our financial statements included as part of this report represent the activity of Advantego Technologies from July 29, 2016 (the inception of Advantego) to October 27, 2016, and the consolidated activity of Advantego Technologies and us from October 27, 2016 forward.

Since Advantego Technologies was only formed on July 29, 2016, a comparison of results of operations for the year ended December 31, 2017 with the period ended December 31, 2016 would not be meaningful.

During the six months ended June 30, 2018 we had revenues of $115,244 which were comprised of $102,492 in digital signage and $12,750 in online directory listing sales.  The related cost of sales consisted of $73,924 in inventory, programming, software, and shipping.  During the six months ended June 30, 2017, we had minimal online directory sales revenues of $3,430 and $0 digital signage revenues.  The increase in revenue was the result of the launch of our digital signage product to a network of certified auto care collision centers in the United States during the six months ended June 30, 2018.  Our general and administrative expenses totaled $382,130 and $317,389 for the six months ended June 30, 2018 and 2017, respectively, and consisted primarily of officer wages, outsourced services, and professional fees.  The increase in general and administrative expenses was the result of the digital signage launch and increased sales volume.  Interest expense was $144,213 and $10,157 during the six months ended June 30, 2018 and 2017, respectively.  The large increase during 2018 was due to the conversion of various convertible notes, as their unamortized debt discounts of $129,541 were recognized as interest expense upon conversion.

We do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Our sources and (uses) of cash for the periods ended December 31, 2017 and 2016 are shown below:

	2017	2016

Cash (used in) operations	$(184,070)	$(58,390)
Net cash acquired in acquisition of Advantego Technologies	--	104,501
Proceeds from issuance of convertible debt	125,000	--
Proceeds from sale of common stock	50,000	--

Our sources and (uses) of cash for the six  months ended June 30, 2018 and 2017 are shown below:

	2018	2017

Cash (used in) operations	$(433,137)	$(93,215)
Sale of common stock	$82,625	$--
Net proceeds from issuance of convertible notes	$419,050	$62,500
Payments on convertible notes	$(22,486)	$--

On August 31, 2016, Terry Turner and Tracy Madsen agreed that all amounts owed to them would be satisfied solely from the proceeds from the sale of the Gold Bar Mill.  On August 31, 2016, we owed Mr. Turner $421,726 and we owed Mr. Madsen $310,027.

During August and September 2016, we sold 363,636 shares of our common stock, as well as warrants to purchase an additional 545,455 shares of our common stock, to a group of private investors for $100,000.  The warrants were/are exercisable at prices between $0.55 and $2.20 per share at any time between June 30, 2017 and June 30, 2019. The issuances of these shares and warrants are not reflected in the attached financial statements as the transactions occurred prior to the reverse merger.  This transaction was eliminated as a result of the reverse merger, and the proceeds and other effects are included in the 'Recapitalization' line item in the 2016 Statement of Changes in Stockholders' Equity (Deficit) and 'Net cash acquired in reverse merger' in the Investing section of the Statement of Cash Flows for the period ended December 31, 2016.  The warrants to purchase a total of 363,636 shares of common stock at $.55 and $1.10 per share expired on June 30, 2017 and June 30, 2018, respectively.  Warrants to purchase 181,818 shares at a price of $2.20 per share remained outstanding as of June 30, 2018 and expire on June 30, 2019.

On June 5, 2017, Gulf Coast Capital, LLC, a company controlled by Mark Bogani, a former officer and director, converted a note in the principal amount of $115,000 into 418,182 shares of our common stock.

In December 2017 we sold 129,870 shares of our common stock at a price of $0.385 per share for $50,000.

On January 8, 2018 holders of notes, in the principal amount of $199,090, converted their notes, plus accrued interest of $28,752, into 828,517 shares of our common stock.  Our former Chief Financial and Accounting Officer, Philip Grey, also converted $38,500 in accrued wages to 95,890 shares of our common stock at $0.402 per share.

In May of 2018 we sold 110,955 shares of our common stock, at a price of $0.55 per share, to a group of private investors for $61,025.

In May 2018, the holder of a convertible note, in the principal amount of $277,775, converted its note, plus accrued interest of $7,022, into 632,020 shares of our common stock at prices ranging from $.377 per share to $.638 per share pursuant to the terms of the note.

See Notes C and G to the June 30, 2018 financial statements, which are a part of this prospectus, for a discussion of our notes payable.

Other than funding our operating expenses and paying our notes payable, we did not, as of June 30, 2018, have any significant capital requirements.

We do not know of any trends, demands, commitments, events or uncertainties that will result in, or that are reasonable likely to result in, our liquidity increasing or decreasing in any material way.

Other than the foregoing, we do not know of any significant changes in our expected sources and uses of cash.

We do not have any commitments or arrangements from any person to provide us with any equity capital.

See Note B to the June 30, 2018 financial statements included as part of this prospectus for a description of our significant accounting policies.

BUSINESS

Throughout this prospectus Advantego Corporation is referred to as "we," "our," "us," the "Company," or "Advantego."

We were formed as a Colorado corporation on July 21, 1988 as Beneficial Capital Financial Services Corp.  On February 2, 1995, we changed our name to Golden Eagle International, Inc. ("GEII").

In 2004, the Company purchased the 3,500 to 4,500 ton-per-day Gold Bar mill which is located 25 miles northwest of Eureka, Nevada.  Initially, the Company's plan was to disassemble the mill and transport it to Bolivia to be reconstructed on mineral properties formally owned by the Company.  However, due to the costs associated with disassembling and transporting the mill to Bolivia, the Company determined that the best course of action was to leave the mill in place and explore other options, such as processing ore for third parties which had mines in the area, or selling the mill.

Having been unsuccessful in selling the mill, or processing ore for third parties, the Company concluded the mill would not provide any meaningful value to the Company's shareholders.  Accordingly, on October 30, 2015, the Company agreed to sell the mill to Gulf Coast Capital, LLC, an entity controlled by Mark Bogani, a former officer and director of the Company, for consideration of Gulf Coast assuming all of the Company's liabilities.  On July 20, 2016, the agreement relating to the sale of the Gold Bar Mill was terminated by the mutual consent of the Company and Gulf Coast Capital.

The mill was not in operation when the Company acquired it, and it has not been in operation since we acquired it.

On December 30, 2016, we transferred the Gold Bar Mill and its associated liabilities - consisting of severance pay notes payable plus accrued interest owed to former officers and directors Terry Turner and Tracy Madsen - to our then wholly-owned subsidiary, Quove Corporation, which we formed on October 31, 2016.  On December 30, 2016, we transferred the shares of the subsidiary to a trust controlled by one of our minority shareholders, thereby divesting all of our ownership of and affiliation with Quove Corporation.  When permitted by the rules and regulations of the Securities and Exchange Commission, the Quove shares will be distributed from the trust to our shareholders who owned eleven or more shares of our common stock at the close of business on October 26, 2016.

On October 27, 2016, we acquired 100% of the capital stock of Advantego Technologies, Inc., a California corporation formed on July 29, 2016 in exchange for 11,628,636 (post-split) shares of our common stock.

In connection with this acquisition, the following management changes took place on October 28, 2016:

●	Mark Bogani resigned as an officer and director of the Company;
●	Frank Grey resigned as the Company's Secretary and Treasurer;
●	Tracy Madsen resigned as a director of the Company;
●	Robert Ferguson became a director of the Company and the Company's Chief Executive Officer;
●	Fred Popke became a director of the Company and the Company's Vice President, Secretary and Treasurer; and
●	John J. Carvelli and Barry Adnams became directors of the Company.

Unless otherwise indicated, all references to us include the operations of Advantego Technologies.

Since acquiring Advantego Technologies, we have been involved in the design, development and implementation of subscription-based digital communication and enterprise software services that are designed to enable an organization to rapidly create comprehensive promotional and marketing campaigns. We offer a variety of products and services that utilize its proprietary software platform to integrate Third Party "best in class" technologies with our customers' internal data and applications to provide all-inclusive, multi-functional systems that are easily managed once deployed. These integrated services can be delivered to multiple locations and are used by large enterprises or networks in specific industries. All participating parties can then benefit from the economies of scale to enhance internal operations, reduce costs, and increase marketing efficiency.

 We launched our field testing of various products and services in May 2017, and commenced fulfillment of a revenue-generating contract of our digital signage product to a network of certified auto care collision centers in the United States during the three months ended March 31, 2018.  The digital signage allows the auto care collision centers to display, on a large television screen or counter displays, information concerning the center, their certifications and other informational and promotional content associated with the automotive industry.  As of August 31, 2018, we had approximately 850 auto care collision centers using our digital signage product.

We also provide subscription-based online directory listing services and we are a reseller of software that allows potential customers to better locate an auto collision center on the internet.  As of August 31, 2018, we had approximately 25 auto care collision centers were using this software.

On January 31, 2018 we changed our name to Advantego Corporation.  On February 22, 2018, a 1-for-11 reverse stock split, which was approved by our shareholders on January 31, 2018, became effective on the OTC Market. Unless otherwise indicated, all per share information in this prospectus has been adjusted to reflect this reverse stock split. On March 21, 2018 we began trading under our current symbol "ADGO". On May 24, 2018, our common stock was upgraded to the OTCQB tier of the OTC Markets Group.

Other Information

As of August 31, 2018, we had three full-time executives and nine part-time employees/contractors.  We currently outsource most of our software development and marketing requirements to third parties.

We maintain a small core group of employees and outsource all of our product development, product maintenance, sales and marketing, accounting, investor relations, legal, and project management services. We feel that this approach is more cost-effective, provides greater flexibility, and the necessary resources can be applied quickly to specific projects and tasks as needed.

Virtual Office software and VOIP phone services enable our employees, independent contractors, contracted service providers, and partners to 'work from anywhere' while still being centrally connected.

We rent executive office space at 3801 East Florida Ave., Suite 400, Denver, Colorado 80210.  We also rent executive office space at 1 Park Plaza, Suite 600, Irvine, CA 92614 and 1489 W. Warm Springs Rd., Suite 110, Henderson, NV 89014 on a monthly basis.  The combined rent on our offices in Colorado, Nevada and California ranges from $500 to $800 per month, depending on our use of these spaces.

MANAGEMENT

Our officers and directors are listed below.

Name	Age	Position

Robert W. Ferguson	66	Chief Executive and Financial Officer and a Director
Fred Popke	59	Vice President, Secretary, Treasurer and Director
Tracy Madsen	57	Chief Financial and Accounting Officer
John J. Carvelli	55	Director

Directors are generally elected at an annual shareholders' meeting and hold office until the next annual shareholders' meeting, or until their successors are elected and qualified. Executive officers are elected by directors and serve at the board's discretion.

The principal occupations of the Company's officers and directors during the past several years are as follows:

Robert W. Ferguson has been an officer and director of the Company since October 28, 2016.  Since 2001 Mr. Ferguson has been the managing member of CJBS Holdings LLC, d/b/a Integrated Strategic Solutions, a privately-owned consulting and investment company focused in technology and real estate.  Since 2011, Mr. Ferguson has been the Chairman of First Enterprise Realty Group, Inc., a licensed brokerage firm in California.

Fred Popke has been an officer and director of the Company since October 28, 2016.  Since 2009, Mr. Popke has served as the President of Real Estate Services and Technology, a firm engaged in providing custom software solutions for the real estate and financial industries.    From 2006 to 2009 Mr. Popke was the Product Director at Commerce Velocity, a firm engaged in developing and delivering enterprise-level underwriting and decisioning software for the financial industry.

Tracy A. Madsen was appointed as our Secretary/Treasurer and Chief Financial Officer on February 13, 2003. On November 12, 2003 he was also appointed as our Vice President - US Administration. Mr. Madsen resigned as an officer in October 2015 and as a director in October 2016.  Since 1996 he has provided consulting and administrative services through his company, Avcon Services, Inc. to the software, healthcare, human resources, payroll and aviation industries.  Between 2013 and 2017 Mr. Madsen served as the Managing Administrator and Chief Financial Officer for After Hours Triage, a company merging technology with the healthcare fieild.  On July 20, 2018 Mr. Madsen was appointed our Chief Financial and Accounting Officer.  Mr. Madsen received a B.A. in Finance from Boise State University, and an M.B.A. from the University of Nevada Las Vegas.

John Carvelli has been a director of the Company since October 28, 2016.  Mr. Carvelli has been the Executive Vice President of the Liberty Dental Plan group of companies, a national dental benefits administrator, since 2004.  Prior to joining Liberty in 2004, John completed a multi-year project directing a hospital and integrated medical community clinic system in Los Angeles, CA.

Our directors are generally elected at our annual shareholders' meeting and hold office until the next annual shareholders' meeting, or until their successors are elected and qualified. Our executive officers are elected by our directors and serve at their discretion.

We believe that each of our directors is qualified to serve as a director for the following reasons:

Name	Reason

Robert W. Ferguson	Management experience and experience in raising capital
Fred Popke	Management experience and experience in software development
John J. Carvelli	Management experience

John J. Carvelli is an independent director as that term is defined in Section 803 of the NYSE MKT Company Guide.

We do not have a financial expert as that term is defined by the Securities and Exchange Commission.

We have adopted a code of ethics applicable to our principal executive, financial and accounting officers and persons performing similar functions.

The following table summarizes the compensation earned by our principal executive officers during the two years ended December 31, 2017.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Other Annual Compensation(5)	Total ($)

Robert Ferguson	2017	$120,000	--	--	--	--	$120,000
Chief Executive Officer	2016	$30,000	--	--	--	--	$30,000

Fred Popke	2017	$120,000	--	--	--	--	$120,000
Vice President,	2016	$30,000	--	--	--	--	$30,000
Secretary and Treasurer

(1)	The dollar value of base salary (cash and non-cash) earned.
(2)	The dollar value of bonus (cash and non-cash) earned.
(3)	The value of the shares of restricted stock issued as compensation for services computed in accordance with ASC 718 on the date of grant.
(4)	The value of all stock options computed in accordance with ASC 718 on the date of grant.
(5)	All other compensation received that could not be properly reported in any other column of the table.

The following shows the amounts we expect to pay to our officers during the twelve months ending August 31, 2019 and the amount of time these persons expect to devote to our business.

Name	Projected Compensation	Percent of time to be devoted to the our business

Robert W. Ferguson	$120,000	100%
Fred Popke	$120,000	100%
Tracy A. Madsen	$75,000	50%

Management Changes.

In connection with the acquisition of Advantego Technologies, the following management changes took place on October 28, 2016:

●	Mark Bogani resigned as an officer and director of the Company;
●	Frank Grey resigned as the Company's Secretary and Treasurer;
●	Tracy Madsen resigned as a director of the Company;
●	Robert Ferguson became a director of the Company and the Company's Chief Executive Officer;
●	Fred Popke became a director of the Company and the Company's Vice President, Secretary and Treasurer;
●	John J. Carvelli and Barry Adnams became directors of the Company; and
●	On May 24, 2017, Barry Adnams resigned as a director.

Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans.

Employee Pension, Profit Sharing or other Retirement Plans. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors.   During the year ended December 31, 2017, we did not compensate our directors for acting as such.

Compensation Committee Interlocks and Insider Participation. During the year ended December 31, 2017, none of our officers was also a member of the compensation committee or a director of another entity, which other entity had one of its executive officers serving as one of our directors.

Transactions with Related Parties

See:
●	Notes E and G to our December 31, 2017 financial statements, which are part of this prospectus; and

●	Notes C and E to our June 30, 2018 financial statements, which are part of this prospectus, for information concerning our transactions with related parties.

In May of 2018 we sold 110,955 shares of our common stock, at a price of $0.55 per share, to a group of private investors for $61,025.  Fred Popke's father purchased 18,182 shares in this placement.

On May 10, 2018 Avcon Services, Inc. a company controlled by Tracy Madsen, our Chief Accounting Officer, sold our note payable to Avcon to Khalid Mirza.  On May 30, 2018 Mr. Mirza converted the note, plus accrued interest of $5,548, into 131,083 shares of our common stock.

In connection with our acquisition of Advantego, as discussed in the "Business" section of this prospectus, the following persons (who, prior to the acquisition, were officers and directors of Advantego and owned 82% of Advantego, collectively) received shares of our common stock in the amounts shown below:

Number of
Name	Shares Received (1)

Robert W. Ferguson	4,651,455
Fred Popke	4,651,455

(1)	Reflects 1:11 reverse stock split.

On December 30, 2016, we transferred the Gold Bar Mill and its associated liabilities - consisting of severance pay notes payable plus accrued interest owed to former officers and directors Terry Turner and Tracy Madsen - to its then wholly-owned subsidiary, Quove Corporation, which we formed on October 31, 2016.  On December 30, 2016, we transferred the shares of the subsidiary to a trust owned and controlled by a minority shareholder of the Company, thereby divesting all of our ownership of and affiliation with Quove Corporation.  When permitted by the rules and regulations of the Securities and Exchange Commission, the Quove shares will be distributed from the trust to our shareholders who owned eleven or more shares of our common stock at the close of business on October 26, 2016.

PRINCIPAL SHAREHOLDERS

The following table lists, as of the date of this prospectus the shareholdings of (i) each person owning beneficially 5% or more of the outstanding shares of our  common stock; (ii) each of our executive officers and directors, and (iii) all officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment power over his shares of common stock.

Name and Address	Number of Shares	Percent of Class

Robert W. Ferguson	4,579,755	27.5%
1 Park Plaza, Suite 600
Irvine, CA 92614

Fred Popke	4,651,455	27.9%
1 Park Plaza, Suite 600
Irvine, CA 92614

John J. Carvelli	--	--
450 Vista Roma
Newport Beach, CA 92660

Tracy Madsen	64,798	0.4%
17 N. Foxhill Rd.
North Salt Lake, UT 84054

Mark Bogani (1)	1,592,100	9.55%
3934 Platte Ave.
Sedalia, CO 80135

All Officers and Directors	9,296,008	55.8%
as a group (4 persons)

(1)	1,454,962 of Mr. Bogani's shares are registered in the name of Gulf Coast Capital, LLC, a company controlled by Mr. Bogani, a former officer/director of the Company.

The following table lists, as of this prospectus, the shareholdings of each person owning the Company's Series B preferred stock.  Unless otherwise indicated, each owner has sole voting and investment power over his shares of preferred stock:

Name and Address	Number of Shares	Percent of Class

Steve Olson	30,000	13%
30-4 Woodland Hills Drive
Southgate, Kentucky 41071

Joseph Smith	25,000	10%
725 College Terrace
Niagara Falls, NY 14305

Stuart Rubin	25,000	10%
5876 N.W. 54th Circle
Coral Springs, FL 33067

Gulf Coast Capital, LLC (2)	160,000	67%
901 Venetia Bay Blvd., Suite 350
Venice, FL 34285-8041

(1)	Each Series B preferred share is convertible into one-half of a share of our common stock and is entitled to one vote on any matter submitted to our shareholders.

(2)	Gulf Coast Capital is controlled by Mark Bogani, a former officer and a director.

INVESTMENT AGREEMENT

On June 11, 2018, we entered into an Investment Agreement with Tangiers in order to provide a long-term funding facility for our operations.

Under the Investment Agreement Tangiers has agreed to provide us with up to $5,000,000 of funding during the period ending three years from the date of this prospectus.

From time to time during the period ending three years after the date of this prospectus, we may, in our sole discretion, deliver a Put Notice to Tangiers. The Put Notice will specify the number of shares of common stock which we intend to sell to Tangiers on a closing date.

The closing of the purchase by Tangiers of the shares specified in the Put Notice will occur on the date which is no earlier than five and no later than seven Trading Days following the date Tangiers receives the Put Notice. On the closing date we will sell to Tangiers the shares specified in the Put Notice, and Tangiers will pay us an amount equal to the Purchase Price multiplied by the number of shares specified in the Put Notice.

The maximum amount that we will be entitled to sell to Tangiers with respect to any applicable Put Notice will be equal to 100% of the average of the daily trading volume of our common stock for the ten consecutive Trading Days immediately prior to the delivery of the Put Notice, so long as the dollar value of the shares we sell is at least $5,000 and does not exceed $350,000 as calculated by multiplying the Put Amount by the average volume weighted average price ("VWAP") of our common stock for the ten (10) consecutive Trading Days immediately prior to the applicable Put Notice. We may not submit a Put Notice until after the closing of the sale of the shares specified in any previous Put Notice or earlier than the eighth Trading Day immediately following the delivery of any Put Notice.

For purposes of the foregoing:

Purchase Price means 82.5% of the lowest VWAP of the Company's common stock during the five consecutive Trading Days including and immediately following the delivery of a Put Notice provided, however, an additional 10% will be added to the discount of each Put if (i) we are not DWAC eligible and (ii) an additional 15% will be added to the discount of each Put if we are under a Depository Trust Company "chill" status on the date Tangiers receives the Put Notice.

Trading Day means any day on which the Principal Market for our common stock is open for trading.

Principal Market means the NYSE MKT, the Nasdaq Capital Market, the OTC Bulletin Board or the OTC Markets Group, whichever is the principal market on which our common stock is traded.

VWAP means a price determined by the daily volume weighted average price of our common stock on the Principal Market as reported by (i) Bloomberg Financial L.P. or (ii) Stock Charts/Quote Media for the ten consecutive Trading Days immediately prior to the date of the delivery of a Put Notice.

Using the formula contained in the Investment Agreement, if we had delivered a Put Notice on August 20, 2018 specifying that we wanted to sell 50,000 shares of our common stock, we would have received approximately $23,500 from the sale of these shares.

The number of shares to be sold by Tangiers in this offering will vary from time-to-time and will depend upon the number of shares purchased from us, although 2,500,000 shares of common stock are the maximum number of shares we may sell to Tangiers pursuant to the terms of the Investment Agreement.  However the price of our common stock would need to be in excess of $2.42 per share (based upon the definition of the "Purchase Price" in the Investment Agreement) to enable us to receive the full $5,000,000 from Tangiers.  As of October 31 , 2018 the closing price of our common stock was $0.94 per share.

Our Investment Agreement with Tangiers allows us to raise up to $5,000,000 from the sale of our common stock to Tangiers.  However, under a current policy of the Securities and Exchange Commission, we can only sell 2,500,000 shares to Tangiers at the present time.

As of October 31, 2018 we had 16,673,143 outstanding shares of common stock.  If we sell 2,500,000 shares of our common stock to Tangiers we would have 19,173,143 outstanding shares of common stock (without giving effect to any other shares that we may issue during the term of the Investment Agreement) and the ownership interest in our company by our shareholders as of October 31, 2018 would be reduced by approximately 13%.

Based on the market price of our common stock on October 31, 2018 ($0.94), we would need to sell approximately 6,447,000 shares to raise the $5,000,000 from Tangiers.  If the price of our common stock declines, we will need to sell more shares to Tangiers to raise the full $5,000,000 from Tangiers.  The following chart illustrates the number of shares we will need to sell to Tangiers if the price of our common stock declines from the closing price of our common stock on October 31, 2018.

Percentage Decrease in Stock Price	0%	20%	30%	50%
Stock Price	$0.94	$0.75	$0.66	$0.47
Approximate number of shares
needed to be issued to obtain the
$5,000,000 from Tangiers (1)	6,447,000	8,077,000	9,183,000	12,897,000

(1)	Shares will be sold to Tangiers at 82.5% of the market price of our common stock.

Our ability to sell shares under the Investment Agreement with Tangiers requires that the registration statement, of which this prospectus forms a part, be declared effective by the Securities and Exchange Commission and continue to be effective. The registration statement of which this prospectus forms a part registers the resale of 2,500,000 shares issuable under the Investment Agreement with Tangiers and our ability to sell additional shares to Tangiers under the Investment Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the Securities and Exchange Commission and will require the consent of our independent registered public accounting firm. Although the effectiveness of these registration statements is a condition precedent to our ability to sell the shares of our common stock to Tangiers, the timing or the effectiveness of these registration statements cannot be assured.

The sale of our common stock to Tangiers in accordance with the Investment Agreement will have a dilutive impact on our stockholders. As a result, our net loss per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise any put notice, the more shares of our common stock we will have to issue to Tangiers pursuant to the Investment Agreement. If our stock price decreases during the pricing period, our existing stockholders would experience greater dilution.

We are under no obligation to sell any shares under the equity line of credit and we may terminate the Investment Agreement upon 15 days' notice to Tangiers.

We will not receive any proceeds from the sale of the shares by Tangiers. Tangiers may resell the shares it acquires by means of this prospectus from time to time in the public market. We are paying the costs of registering the shares offered by Tangiers. Tangiers will pay all other costs of the sale of the shares which it may purchase from us. During the past three years neither Tangiers nor its controlling persons had any relationship with us, or our officers or directors.

The shares of common stock owned, or which may be acquired by Tangiers, may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation

●	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
●	face-to-face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by Tangiers may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from Tangiers in amounts to be negotiated.

Tangiers is an "underwriter" and any broker/dealers who act in connection with the sale of the shares by means of this prospectus may be deemed to be "underwriters" within the meaning of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We haves agreed to indemnify Tangiers against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised Tangiers that it and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised Tangiers that, in the event of a "distribution" of its shares, Tangiers, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Regulation M as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised Tangiers that Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We granted registration rights to Tangiers to enable it to sell the common stock it may acquire under the Investment Agreement. Notwithstanding these registration rights, we have no obligation:

●	to assist or cooperate with Tangiers in the offering or disposition of their shares; or
●	to obtain a commitment from an underwriter relative to the sale of any the shares.

Tangiers is entitled to customary indemnification from us for any losses or liabilities it suffers based upon material misstatements or omissions from the registration statement or this prospectus, except as they relate to information Tangiers supplied to us for inclusion in the registration statement and prospectus.

We will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as Tangiers holds shares of our common stock or until these shares can be sold under an appropriate exemption from registration. We have agreed to bear the expenses of registering the shares, but not the expenses associated with selling the shares, such as broker discounts and commissions.

We also issued a fixed price convertible promissory note to Tangiers in the principal amount of $50,000 as a commitment fee. The note bears interest at 10% per year, is due and payable on January 11, 2019, and is convertible into shares of our common stock at a fixed rate of $1.44 per share.

As the date of this prospectus Tangiers did not own any shares of our common stock. Upon the completion of this offering it is not expected that Tangiers will own any shares of our common stock. Tangiers is controlled by Justin Ederle, Michael Sobeck and Robert Papiri.

Tangiers' obligations under the equity line are not transferable.

SELLING SHAREHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus.  See the section of the prospectus captioned "Investment Agreement" for information concerning the shares which may be sold by Tangiers Investment Group, LLC.  The other selling shareholders acquired their warrants in a private offering which ended in September 2016 and by which we sold Units consisting of shares of our common stock and warrants.  Each warrant allows the holder to purchase one share of our common stock at a price of $2.20 per share at any time on or before June 30, 2019.

We will not receive any proceeds from the sale of the shares by the selling shareholders.  The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market.  We will pay all costs of registering the shares offered by the selling shareholders, estimated to be $2,000.  The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

		Shares	Shares to	Share
		Issuable upon	Be Sold	Ownership
	Shares	Exercise of	in this	After
Name	Owned	Warrants	Offering	Offering

Tangiers Investment Group, LLC	--	--	2,500,000	--
Jason Garber	--	18,182	18,182	--
Philip (Frank) Grey	150,253	18,182	18,182	150,253
Stephen Calandrella	282,272	54,545	54,545	282,272
John C. Power	--	9,091	9,091	--

Michael D. Robinson	36,364	36,364	36,364	36,364
Philip Barclay	4,545	4,545	4,545	4,545
Richard Jones	--	4,545	4,545	--
Donald Cox	10,909	5,454	5,454	10,909
David Jung	--	9,091	9,091	--
Ryan Rodenbeck	--	9,091	9,091	--
Mark Rodenbeck	6,000	12,728	12,728	6,000
Total		181,818	181,818	--

Other than Mr. Grey, who provides us with consulting services, none of the selling shareholders have had any material relationship with us.  To our knowledge, none of the selling shareholders are affiliated with a securities broker.

The shares owned by Mr. Calandrella after this offering will represent approximately 1.2% of our outstanding shares of common stock.  The shares owned by the other selling shareholders after this offering will represent less than 1% of our outstanding shares of common stock.

Manner of Sale.

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit.  The shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.  These shares may be sold by one or more of the following methods, without limitation:

●	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
●	face-to-face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by th-e selling shareholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  We have agreed to indemnify the selling shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

If any selling shareholder enters into an agreement to sell his shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed.  We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The shares issuable upon the exercise of the warrants may also be sold pursuant to Rule 144 of the Securities and Exchange Commission.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933.  We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed.  Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.  A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods".  We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 2,000,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Other Shares Which May be Issued

The following table lists additional shares of our common stock which may be issued as the result of the exercise of outstanding options or warrants:

	Number of	Note
	Shares	Reference

Shares issuable upon exercise of Series C Warrants	181,818	A

Shares issuable upon the exercise of Series B Preferred shares	120,000	B

Shares issuable upon conversion of loan	192,307	C

Shares issuable upon conversion of loan	34,722	D

Shares issuable upon conversion of loan	320,512	E

Shares issuable upon conversion of loan	161,538	F

Shares issuable upon conversion of loan	166,666	G

Shares issuable upon conversion of loan	320,512	H

Shares issuable upon conversion of loan	384,615	I

A.
During August and September 2016, we sold shares of our common stock, with warrants (Series C) to a group of private investors. The Series C Warrants are exercisable at a price of $2.20 per share and expire on June 30, 2019.

B.	As of the date of this prospectus we had 240,000 outstanding shares of Series B preferred stock. Each Series B Preferred share is convertible into ½ share of our common stock.

C.
On May 15, 2018, we borrowed $75,000 from an unrelated third party. The loan is unsecured and bears interest at 12% per year. The loan is convertible into shares of our common stock at a price equal to 60% of the average market price of our common stock during the two lowest trading days during the 15 trading days preceding the date of conversion.

D.
On June 11, 2018, we issued a $50,000 convertible promissory note as consideration for a $5,000,000 equity line of credit from an unrelated third party. The note is unsecured, bears interest at 10% per year and is convertible to shares of our common stock at a price of $1.44.  In the event the Company can obtain an effective S-1 within 90 days of the effective date, the principal amount of the note will be reduced by $25,000.

E.
On August 2, 2018, we borrowed $125,000 from an unrelated third party. The loan bears interest at 9% per year and is unsecured. The note, if not paid, can be converted into shares of our common stock at a a price equal to 60% of the lowest trading price of our common stock during the 20 trading days preceding the date of conversion.

F.
On August 2, 2018, we borrowed $63,000 from an unrelated third party. The loan bears interest at 10% per year and is unsecured. The note, if not paid, can be converted into shares of our common stock at a price equal to 60% of the lowest trading price of our common stock during the 20 trading days preceding the date of conversion.

G.	On August 3, 2018, we borrowed $65,000 from an unrelated third party. The loan bears interest at 10% per year and is unsecured. The note, if not paid, can be converted into shares of our common stock at a price equal to 60% of the lowest trading price of our common stock during the 20 trading days preceding the date of conversion.

H.	On August 3, 2018, we borrowed $125,000 from an unrelated third party and funded on August 20, 2018. The loan bears interest at 12% per year and is unsecured. The note, if not paid, can be converted into shares of our common stock at a price equal to 60% of the lowest trading price of our common stock during the 20 trading days preceding the date of conversion.

I.	On August 9, 2018, we borrowed $150,000 from an unrelated third party and funded on August 17, 2018. The loan bears interest at 12% per year and is unsecured. The note, if not paid, can be converted into shares of our common stock at a price equal to 60% of the lowest trading price of our common stock during the 20 trading days preceding the date of conversion.

The calculations for Note C, and Notes E through I assume a conversion date of August 31, 2018, and a market price for our common stock of $0.65 per share.

Attorneys' Fees in Stockholder Actions

Our bylaws include a fee-shifting provision in Article X for stockholder claims. Article X provides that in the event that any stockholder initiates or asserts a claim against us, or any of our officers or directors, including any derivative claim or claim purportedly filed on our behalf, and the stockholder does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then the stockholder will be obligated to reimburse us and any of our officers or directors named in the action, for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys' fees and other litigation expenses, that we or our officers or directors who were named in the action may incur in connection with such claim.

Our fee-shifting provision is not limited to specific types of actions, but is rather potentially applicable to the fullest extent permitted by law. There are several types of remedies that a stockholder may seek in connection with an action or proceeding against us, including declaratory or injunctive relief, or monetary damages. If a stockholder is not successful in obtaining a judgment that substantially achieves in substance, such as in the case of a claim for declaratory or injunctive relief, or amount, such as in the case of a claim for monetary damages, our and our officers' and directors' litigation expenses may be shifted to the stockholder.

Fee-shifting provisions are relatively new and untested. The case law and potential legislative action on fee shifting bylaws are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such bylaws. For example, it is unclear whether our ability to invoke our fee-shifting bylaw in connection with claims under the federal securities laws, including claims related to this offering, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a stockholder must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of our fee shifting bylaw in connection with such claims, if any, will depend in part on future developments of the law. We cannot assure you that we will or will not invoke our fee-shifting bylaw in any particular dispute, including any claims related to this offering.

If a stockholder that brings any such claim is unable to obtain the required judgment, the attorneys' fees and other litigation expenses that might be shifted to such a stockholder are potentially significant. This fee-shifting bylaw, therefore, may dissuade or discourage stockholders (and their attorneys) from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingency or otherwise, required by potential plaintiffs' attorneys to represent our stockholders or otherwise discourage plaintiffs' attorneys from representing our stockholders at all. As a result, this bylaw may limit the ability of stockholders to affect the management and direction of our company, particularly through litigation or the threat of litigation.

Transfer Agent

Transhare
15500 Roosevelt Blvd.
Suite 301
Clearwater, FL 33760

LEGAL PROCEEDINGS

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room.

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission's Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are available at www.sec.gov, the website of the Securities and Exchange Commission.

ADVANTEGO CORPORATION
December 31, 2017
Audited Financial Statements

1438 N. HIGHWAY 89, STE. 120 FARMINGTON, UTAH 84025 PH (801) 447-9572 FAX (801) 447-9578

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Advantego Corporation
(formerly Golden Eagle International, Inc.)
Denver, CO
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Advantego Corporation (formerly Golden Eagle International, Inc.) (the Company) as of December 31, 2017, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the notes thereto (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has suffered recurring losses, has not achieved profitable operations, and expects to incur further losses in the development of its business, which raise substantial doubt about its ability to continue as a going concern.  Management's plans regarding these matters are described in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/:  Pinnacle Accountancy Group of Utah, PLLC
Pinnacle Accountancy Group of Utah, PLLC

We have served as the Company's auditor since 2018.
Farmington, UT
March 29, 2018

PRITCHETT, SILER & HARDY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
A PROFESSIONAL CORPORATION
515 S 400 E, STE 100
SALT LAKE CITY, UT 84111

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Golden Eagle International, Inc.
Irvine, CA

We have audited the accompanying consolidated balance sheet of Golden Eagle International, Inc. (the Company) as of December 31, 2016, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period of July 29, 2016 (inception) through December 31, 2016.  The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016, and the consolidated results of its operations and its cash flows for the period of July 29, 2016 (inception) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has incurred losses since its inception, has a working capital deficit, and has not yet established profitable operations.  These factors raise substantial doubt about the ability of the Company to continue as a going concern.  Management's plans in regards to these matters are also described in Note A.  These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Pritchett, Siler & Hardy, P.C.
PRITCHETT, SILER & HARDY, P.C.

Farmington, Utah
October 16, 2017

Advantego Corporation
(formerly Golden Eagle International, Inc.)
Consolidated Balance Sheets
As of December 31, 2017 and 2016

	2017	2016

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$37,041	$46,111
Inventory	1,000	-

Total current assets	38,041	46,111

Total Assets	$38,041	$46,111

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable - related parties	$418,079	$72,246
Accounts payable	27,300	4,500
Deferred revenue	4,215	-
Accrued interest, notes payable	7,237	822
Accrued interest, notes payable - related parties	24,706	21,125
Convertible notes payable (net of unamortized debt discounts of $47,483 and $7,281, respectively)	102,517	42,719
Convertible notes payable - related parties (net of unamortized debt discounts of $19,936 and $6,022, respectively)	65,676	54,590

Total current liabilities	649,730	196,002
Total Liabilities	$649,730	$196,002

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, par value $.01 per share; 10,000,000 shares authorized, 240,000 shares issued and outstanding	2,400	2,400
Common stock, par value $.0001 per share; 2,000,000,000 authorized shares; 14,664,718 and 14,534,848 issued and outstanding shares, respectively	1,466	1,453
Additional paid-in capital	163,707	8,720
Accumulated (deficit), (net of Golden Eagle International, Inc.'s deficit of $65,247,222 that was eliminated through a quasi-reorganization on October 27, 2016)	(779,262)	(162,464)

Total stockholders' equity (deficit)	(611,689)	(149,891)

Total Liabilities and Stockholders' Equity (Deficit)	$38,041	$46,111

The accompanying footnotes are an integral part of these consolidated financial statements

Advantego Corporation
(formerly Golden Eagle International, Inc.)
Consolidated Statements of Operations
For the Year Ended December 31, 2017 and the Period of July 29, 2016 (inception) through December 31, 2016

	2017	2016

REVENUES
Sales	$18,631	$-
Cost of sales	(3,000)	-
Gross profit	15,631	-

OPERATING EXPENSES
General and administrative	571,549	130,437

Total operating expenses	571,549	130,437

OPERATING (LOSS)	(555,918)	(130,437)

OTHER INCOME (EXPENSE)
Interest expense	(60,880)	(32,027)

Total other (expense)	(60,880)	(32,027)

Loss before income taxes	(616,798)	(162,464)
Income taxes	-	-

NET LOSS	(616,798)	(162,464)

Basic and diluted loss per share	$(0.04)	$(0.01)

Weighted average shares outstanding - basic and diluted	14,544,099	13,944,198

The accompanying footnotes are an integral part of these consolidated financial statements.

Advantego Corporation
(formerly Golden Eagle International, Inc.)
Consolidated Statement of Changes in Stockholders' Equity (Deficit) For the Period of July 29, 2016 (Inception) through December 31, 2017

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total

Balance at July 29, 2016 (Inception)	-	$-	-	$-	$-	$-	$-

Recapitalization	240,000	2,400	2,488,030	249	64,750,087	(65,247,222)	(494,486)

Reclassification of accumulated deficit
pursuant to quasi-reorganization	-	-	-	-	(65,247,222)	65,247,222	-

Conversion of related party debt
into common stock	-	-	418,182	42	114,958	-	115,000

Issuance of common stock
in reverse merger	-	-	11,628,636	1,162	(1,162)	-	-

Transfer of assets and liabilities
to Quove Corporation	-	-	-	-	392,059	-	392,059

Net loss	-	-	-	-	-	(162,464)	(162,464)

Balance at December 31, 2016	240,000	$2,400	14,534,848	$1,453	$8,720	$(162,464)	$(149,891)

Common stock issued for cash	-	-	129,870	13	49,987	-	50,000

Beneficial conversion features on convertible notes payable	-	-	-	-	105,000	-	105,000

Net loss	-	-	-	-	-	(616,798)	(616,798)

Balance at December 31, 2017	240,000	$2,400	14,644,718	$1,466	$163,707	$(779,262)	$(611,689)

The accompanying footnotes are an integral part of these consolidated financial statements.

Advantego Corporation
(formerly Golden Eagle International, Inc.)
Consolidated Statements of Cash Flows
For the Year Ended December 31, 2017 and the Period of July 29, 2016 (Inception) through December 31, 2016

	2017	2016

Net loss	$(616,798)	$(162,464)
Amortization of debt discount	50,884	24,718
Changes in operating assets and liabilities
Increase in inventory	(1,000)	-
Increase in accounts payable	22,800	-
Increase in deferred revenue	4,215	-
Increase in accounts payable - related parties	345,833	72,045
Increase in accrued interest, notes payable - related parties	3,581	6,697
Increase in accrued interest, notes payable	6,415	614
Net cash flows (used by) operating activities	(184,070)	(58,390)

Net cash acquired in reverse merger	-	104,501
Net cash flows provided by investing activities	-	104,501

Proceeds from convertible notes payable - related parties	25,000	-
Proceeds from convertible notes payable	100,000	-
Proceeds from issuance of common stock	50,000	-
Net cash flows provided by financing activities	175,000	-

Net increase (decrease) increase in cash	(9,070)	46,111

Cash at beginning of period	46,111	-
Cash at end of period	$37,041	$46,111

Schedule of Non-cash Investing and Financing Activities:
Conversion of related party debt into common stock	$-	$115,000
Receipt of Quove Corporation common stock in exchange for certain assets and liabilities, and subsequent transfer of Quove shares to a trust owned by a minority shareholder of the Company	$-	$392,059

Cash paid for
Interest	$-	$-
Income taxes	$-	$-

The accompanying footnotes are an integral part of these consolidated financial statements.

ADVANTEGO CORPORATION
(formerly Golden Eagle International, Inc.)
Notes to Consolidated Financial Statements
Year Ended December 31, 2017 and the Period of July 29, 2016 (Inception) through December 31, 2016

Note A – Organization and Business

Organization and Nature of Business

Golden Eagle International, Inc. ("GEII") was incorporated in Colorado on July 21, 1988. From late 2008 through June 2009, GEII engaged in contract gold milling operations in the state of Nevada in the United States.  GEII has not had any business operations since it disposed of its wholly-owned subsidiary, Golden Eagle International, Inc. (Bolivia) in the first quarter of fiscal 2010.  Prior to that time GEII had been involved in the business of minerals exploration and (prior to 2005) mining and milling operations in Bolivia through that subsidiary. More recently, GEII has been a non-operating corporation seeking to sell its remaining milling plant and equipment and/or merge with an operating company. On October 27, 2016, GEII completed a reverse merger with Advantego Technologies, Inc., which resulted in a change of control and the perpetuation of Advantego Technologies, Inc.'s management and business operations.  Concurrent with the merger, the combined entity executed a quasi-reorganization, thereby eliminating GEII's losses accumulated since its inception through the date of the merger.

Advantego Technologies, Inc. was incorporated in California on July 29, 2016. Advantego Technologies, Inc. develops software products and related services which are designed to enable an organization to rapidly and cost-effectively create a comprehensive promotional and marketing campaign using social media marketing, customer relationship management, and lead generation.

Effective February 1, 2018 and pursuant to Board authorization and majority shareholder approval, the Company changed the name of GEII to Advantego Corporation (amending GEII's Articles of Incorporation accordingly), cancelled its Series A, C, and D preferred shares, and effected a 1-for-11 reverse stock split on its issued and outstanding shares of common stock that became effective on the OTCQB on February 22, 2018.  Unless otherwise noted, impacted amounts and share information included in the financial statements and notes thereto have been retroactively adjusted to reflect the stock split as if it had occurred on the first day of the earliest period presented.

Basis of Presentation

The accompanying financial statements represent the consolidated operations of Advantego Corporation and Advantego Technologies, Inc., collectively "the Company," "we," "us," as the consolidated entity, with all intercompany transactions eliminated.

Going Concern

The consolidated financial statements as of and for the period of July 29, 2016 through December 31, 2016 and for the year ended December 31, 2017 have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business.  Accordingly, the financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern. The Company has not yet achieved profitable operations, has accumulated losses of $(779,262), since its inception through December 31, 2017 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company's ability to continue as a going concern.  As a result of the reverse merger with Advantego Technologies, Inc., we have entered into a new line of business with unproven technologies and we can offer no assurances that we will be able to obtain adequate financing to implement our business plan and remain a going concern.

Note B – Business Combination – Reverse Merger

On October 27, 2016, Golden Eagle International, Inc. ("GEII") acquired 100% of the issued and outstanding common stock of Advantego Technologies, Inc. ("Advantego") in exchange for 11,628,636 shares of GEII common stock, thus making Advantego GEII's wholly-owned subsidiary. The stock exchange is deemed a reverse merger, as the management and operations of Advantego have continued, and Advantego's management received in the aggregate a majority ownership in GEII as a result of the stock exchange. As such, the accompanying consolidated financial statements represent the operations of Advantego Technologies, Inc. (the surviving operating entity and accounting acquirer) from the period of July 29, 2016 (date of inception) through the October 27, 2016 merger date, consolidated with the operations of GEII (the SEC registrant and legal acquirer) from the period of October 27, 2016 (date of reverse merger) through December 31, 2016 and for the year ended December 31, 2017.  The equity section of the consolidated financial statements reflect the historical activity of GEII, with a recapitalization to reconcile the beginning $0 balances upon Advantego's inception.  Effective February 1, 2018, the Company changed the name of GEII to Advantego Corporation.

In connection with this reverse merger, the following management changes took place on October 28, 2016:

●	Mark Bogani resigned as an officer and director;
●	Frank Grey resigned as our Secretary and Treasurer;
●	Tracy Madsen resigned as a director;
●	Robert Ferguson became a director and our Chief Executive Officer;
●	Fred Popke became a director and our Vice President, Secretary and Treasurer; and
●	John J. Carvelli and Barry Adnams became directors.

Frank Grey remained as our Principal Financial and Accounting Officer and a director.

Note C – Transfer of Gold Bar Mill and associated Liabilities

On December 30, 2016, the Company transferred the Gold Bar Mill and its associated liabilities - consisting of severance pay notes payable plus accrued interest owed to former officers and directors Terry Turner and Tracy Madsen - to its then wholly-owned subsidiary, Quove Corporation, which the Company formed on October 31, 2016.  On December 30, 2016, the Company transferred the shares of the subsidiary to a trust owned and controlled by a minority shareholder of the Company, thereby divesting all of its ownership of and affiliation with Quove Corporation. When permitted by the rules and regulations of the Securities and Exchange Commission, the Quove shares will be distributed from the trust account to  GEII's shareholders who owned eleven or more shares of the then GEII's common stock at the close of business on October 27, 2016.

The Gold Bar Mill was transferred to Quove Corporation at its book value of $350,000.

A note payable to Terry Turner (our former CEO) in the principal amount of $350,000 along with $77,575 of accrued interest was transferred to Quove Corporation. This note carries an interest rate of 5%. On August 31, 2016, the Company and Mr. Turner agreed to satisfy principal and interest with proceeds from the sale of the Gold Bar Mill.  In consideration of this concession, Mr. Turner was issued 91 shares of the Company's common stock in 2016.

A note payable to Tracy Madsen (our former CFO) in the principal amount of $266,667 along with $47,817 of accrued interest was transferred to Quove Corporation. This note carries an interest rate of 5%. On August 31, 2016, the Company and Mr. Madsen agreed to satisfy principal and interest with proceeds from the sale of the Gold Bar Mill.  In consideration of this concession, Mr. Madsen was issued 91 shares of the Company's common stock in 2016.

Note D – Summary of Significant Accounting Policies

Fair Value of Financial Instruments

The Company accounts for fair value measurements in accordance with accounting standard ASC 820-10-50, "Fair Value Measurements."  This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.  The three levels are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The Company's financial instruments consist of cash, accounts payable, and notes payable. The carrying amount of cash and accounts payable approximates fair value because of the short-term nature of these items. The carrying amount of notes payable approximates fair value as the individual borrowings bear interest at market interest rates and are also short-term in nature.

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results may differ from those estimates, and such differences may be material to the financial statements.

Concentration of Credit Risk

From time to time our cash balances, held at a major financial institution, exceed the federally insured limits of $250,000.  Our management believes that the financial institution is financially sound and the risk of loss is low.

Cash and Cash Equivalents

For the statement of cash flows, any liquid investments with a maturity of three months or less at the time of acquisition are considered to be cash equivalents.

Property and Equipment

Property and equipment are recorded at cost.  Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful life of assets are capitalized. Depreciation on property and equipment is computed using the straight-line method over the assets' estimated useful lives as follows:

Vehicles	5 years
Office equipment	4-10 years

Long-Lived Assets

We periodically review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Impairment losses are recognized when the estimated future cash flows are less than the carrying amount of the asset calculated on discounted cash flow basis. For the period of July 29, 2016 (inception) through December 31, 2016 and for the year ended December 31, 2017, we did not recognize any impairment charges.

Revenue Recognition

In May 2017, the Company launched the online directory and digital signage components of its ongoing licensing services it provides to third parties.   The Company recognizes revenue when (1) persuasive evidence of an arrangement exists; (2) the services have been provided; (3) the price for the services is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) is based on the Company's judgment regarding fixed nature of the price for the services and the collectability of amounts charged to the Company's customers.

During the period of May through December 2017, the Company entered into various licensing arrangements to be recognized as revenue over the life of the licensing agreements ranging from one to twelve months.  The Company recognized $18,631 in revenues during the period ended December 31, 2017, at which date $4,215 was deferred to future periods.  Since customers pre-pay for services to be rendered during a subsequent period, management determined no allowance for doubtful accounts was necessary.

Stock Based Compensation

We measure stock-based compensation cost relative to the estimated fair value of the awards on the grant date using a Black-Scholes options pricing model.  We recognize the cost as the awards vest.

Income (Loss) Per Share

The computation of basic earnings (loss) per common share is based on the weighted average number of shares outstanding during each year.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents as detailed in the following chart.  In 2017 and 2016, the inclusion of these shares on the consolidated statement of operations would have resulted in a weighted average shares fully diluted number that was anti-dilutive and as such they are excluded.

Fully diluted shares for the years ended December 31, 2017 and December 31, 2016:

	2017	2016
Basic weighted average shares outstanding	14,544,099	13,944,198
Convertible debt	626,634	402,225
Series B preferred stock	10,909	10,909
Warrants	545,455	386,364
Total	15,727,097	14,743,696

Income Taxes

Income taxes are accounted for under the liability method. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statements and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized or the liability settled.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax law and rates on the date of enactment.

Effect of New Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have a material impact on our financial position, results of operations or cash flows.

Note E – Loans and Notes Payable

Notes Payable - Related Parties

We have related party debt obligations outstanding at December 31, 2017 and 2016 as follows:

		December 31, 2017				December 31, 2016
Note Description	Principal	Less Debt Discount	Net Note Balance	Accrued Interest	Principal	Less Debt Discount	Net Note Balance	Accrued Interest

Gulf Coast Capital, LLC (a)	$30,112	$(4,516)	$25,596	$20,716	$30,112	$(6,022)	$24,090	$19,211
Avcon Services, Inc. (b)	30,500	-	30,500	3,439	30,500	-	30,500	1,914
Frank Grey (c)	12,500	(6,216)	6,284	366	-	-	-	-
Mark Bogani (d)	12,500	(9,204)	3,296	185	-	-	-	-

Totals	$85,612	$(19,936)	$65,676	$24,706	$60,612	$(6,022)	$54,590	$21,125

(a)
Gulf Coast Capital, LLC is a company owned by Mark Bogani, our former CEO.  The note is uncollateralized, dated September 30, 2016, and represents the consolidation of various smaller notes payable previously outstanding totaling $145,112 plus $15,471 in accrued interest.  Interest continues to accrue at the rate of 5%, with principal and interest being due on demand and convertible into our common stock at the option of the lender at a fixed rate of $.275 per share.  Upon the note's inception, there was a beneficial conversion feature totaling $29,022 that is being amortized ratably over the five-year conversion period (with acceleration if converted) and netted against the principal balance as a debt discount.  On December 30, 2016, Gulf Coast Capital converted $115,000 of the note into 418,182 shares of the Company's Common Stock.  Debt discount amortization for the periods ended December 31, 2017 and 2016 totaled $1,506 and $22,958, respectively.  Interest expense for the periods ended December 31, 2017 and 2016 totaled $1,505 and $1,214, respectively.  On January 8, 2018, Gulf Coast Capital converted $45,466 principal and interest into 165,331 shares (Note I).

(b)
Avcon Services, Inc. is a company owned by Tracy Madsen, our former CFO.  The note represents amounts due for CFO services during the period of June 2014 through September 2015, is uncollateralized, is dated December 31, 2015, carries an interest rate of 5%, and is due on demand. The note and accrued interest, or any portion thereof, are convertible at the option of Avcon, into the Company's common stock at a fixed rate of $.275 per share through December 31, 2020.  Interest expense for the periods ended December 31, 2017 and 2016 totaled $1,525 and $259, respectively.

(c)
On June 29, 2017, the Company entered into an uncollateralized note payable with its CFO, Frank Grey, in the amount of $12,500.  The note carries an interest rate of 6%, and matures on June 29, 2018.  The note and accrued interest, or any portion thereof, are convertible at the option of the lender, into the Company's common stock at a fixed rate of $.275 per share. Upon the note's inception, there was a beneficial conversion feature totaling $12,500 that is being amortized ratably over the term of the note and netted against the principal balance as a debt discount. Debt discount amortization for the year ended December 31, 2017 totaled $6,284, while interest expense for the period was $366.  On January 8, 2018 Philip Grey converted $12,875 in principal and interest into 46,818 shares (Note I).

(d)
On September 25, 2017, the Company entered into an uncollateralized note payable with its former CEO, Mark Bogani, in the amount of $12,500.  The note carries an interest rate of 6%, and matures on September 25, 2018.  The note and accrued interest, or any portion thereof, are convertible at the option of the lender, into the Company's common stock at a fixed rate of $.275 per share. Upon the note's inception, there was a beneficial conversion feature totaling $12,500 that is being amortized ratably over the term of the note and netted against the principal balance as a debt discount. Debt discount amortization for the year ended December 31, 2017 totaled $3,296, while interest expense for the period was $185.  On January 8, 2018 Mark Bogani converted $12,688 in principal and interest into 46,138 shares (Note I).

Notes Payable

	December 31, 2017				December 31, 2016
Unaffiliated Investor	Principal	Less Debt Discount	Net Note Balance	Accrued Interest	Principal	Less Debt Discount	Net Note Balance	Accrued Interest

(a)	$100,000	$(6,158)	$93,842	$6,748	$50,000	$(7,281)	$42,719	$822
(b)	25,000	(18,408)	6,592	362	-	-	-	-
(c)	25,000	(22,917)	2,083	127	-	-	-	-

Totals	$150,000	$(47,483)	$102,517	$7,237	$50,000	$(7,281)	$42,719	$822

(a)
On September 22, 2016 ($50,000), January 12, 2017 ($25,000), and March 27, 2017 ($25,000), the Company entered into uncollateralized notes payable with an unaffiliated investor in the aggregate amount of $100,000.  The notes carry an interest rate of 6% and each mature one year following their original issuance. The notes and accrued interest, or any portion thereof, are convertible at the option of the lender, into the Company's common stock at a fixed rate of $.275 per share.  Upon the notes' inceptions, there was an aggregate beneficial conversion feature totaling $40,000 that is being amortized ratably over their respective one-year note maturity periods (with acceleration if converted) netted against the principal balance as a debt discount.  Aggregate debt discount amortization for the periods ended December 31, 2017 and 2016 totaled $31,123 and $2,719, respectively.  Interest expense for the periods ended December 31, 2017 and 2016 totaled $5,926 and $822, respectively. On January 8, 2018, the investor converted $106,313 in principal and interest into 386,593 shares (Note I).

(b)
On September 25, 2017, the Company entered into an uncollateralized note payable with an unaffiliated investor in the amount of $25,000.  The note carries an interest rate of 6% and matures on September 25, 2018. The note and accrued interest, or any portion thereof, are convertible at the option of the lender, into the Company's common stock at a fixed rate of $.275 per share. Debt discount amortization for the year ended December 31, 2017 totaled $6,592, while interest expense for the period was $362. On January 8, 2018, the investor converted $25,375 in principal and interest into 92,273 shares (Note I).

(c)
On November 30, 2017, the Company entered into an uncollateralized note payable with an unaffiliated investor in the amount of $25,000.  The note carries an interest rate of 6% and matures on November 30, 2018. The note and accrued interest, or any portion thereof, are convertible at the option of the lender, into the Company's common stock at a fixed rate of $.275 per share. Debt discount amortization for the year ended December 31, 2017 totaled $2,083, while interest expense for the period was $127. On January 8, 2018, the investor converted $25,125 in principal and interest into 91,364 shares (Note I).

Note F – Stockholders' Equity

Common Stock

We are authorized to issue 2,000,000,000 shares of our $.0001 par value common stock, of which 14,664,718 and 14,534,848 were issued and outstanding at December 31, 2017 and 2016 respectively.

Pre-Reverse Merger Transactions:

The issuances of the following shares and warrants are not reflected in the attached financial statements, as the transactions occurred prior to the reverse merger.  The transactions were eliminated as a result of the reverse merger, and the proceeds and other effects are included in the 'Recapitalization' line item in the 2016 Statement of Changes in Stockholders' Equity (Deficit) and 'Net cash acquired in reverse merger' in the Investing section of the Statement of Cash Flows for the period ended December 31, 2016.  The warrants are still issued and outstanding, and are included in our computation of diluted weighted average number of shares outstanding in Note D.

On June 14, 2016, we issued 182 shares of stock to our former officers and directors in exchange for modification of some terms of their debt agreements with the Company (Note C).

During August and September 2016, we sold 363,636 shares of our common stock, with warrants to purchase an additional 545,455 shares of our common stock, to a group of private investors for $100,000.  The warrants are exercisable at prices between $0.55 and $2.20 per share at any time between June 30, 2017 and June 30, 2019.  Each series of warrants was valued using the Black-Scholes Options Pricing Model resulting in total warrant value of $85,833. The remaining proceeds of $14,167 were allocated to the common stock.  Black-Scholes data inputs used to value the warrants are as follows:

Warrants	Stock Price	Exercise Price	Expected Life (Yrs)	Risk-Free Rate	Warrant Value	Number of Warrants	Extended Value

Series A	$.275	$.55	.75	.54%	$.010625	2,000,000	$21,249
Series B	$.275	$1.10	1.75	.69%	$.014909	2,000,000	$29,817
Series C	$.275	$2.20	1.75	.85%	$.017384	2,000,000	$34,767
Total							$85,833

Reverse Merger and Subsequent Transactions:

On October 27, 2016, we acquired 100% of the issued and outstanding shares of Advantego Technologies, Inc. ("Advantego") common stock in exchange for 11,628,636 shares of our common stock.

On December 30, 2016, $115,000 of the Gulf Coast Capital, LLC note payable (Note E) was converted into 418,182 shares of our common stock.

On December 4, 2017, we issued 129,870 shares of common stock in exchange for $50,000 in cash at a price of $.385 per share to an independent investor.

Preferred stock

Our Articles of Incorporation provide that we may issue up to 10,000,000 shares of various series of preferred stock.  Subject to the requirements of the Colorado Business Corporation Act, the Board of Directors may issue the preferred stock in series with rights and preferences as the Board of Directors may determine appropriate, without shareholder approval.  As of December 31, 2017 and 2016, 4,500,000 shares of our Series B Preferred Stock had been authorized for issuance, and 240,000 were issued and outstanding.  These 240,000 Series B shares are convertible into 10,909 common shares.

Note G – Related Party Transactions

We incur various consulting, management, and software licensing expenses with our officers, directors, and companies owned by our officers and directors.  During the periods ended December 31, 2017 and 2016, we incurred $439,500 and $107,306, respectively, with these individuals and companies, of which $417,579 and $71,006 was payable at December 31, 2017 and 2016, respectively.

An entity controlled by Mark Bogani, a former officer and Director, acts as our transfer agent. We incurred fees with the transfer agent of $6,912 and $1,948 during the periods ended December 31, 2017 and 2016, respectively, of which $500 and $1,240 was payable at December 31, 2017 and 2016, respectively.
We have various notes payable outstanding with related parties as detailed in Note E.  Also, on December 30, 2016, we transferred two of our related party notes payable and accrued interest to our then-sister company, Quove Corporation, as detailed in Note C.

Note H – Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act.  The schedules below reflect the Federal tax provision, deferred tax asset and valuation allowance using the new rates adjusted in the period of enactment.

Deferred tax assets and valuation allowance at December 31, 2017:

	2017	2016

Net loss carry forward (at 21% and 34%, respectively)	$3,091,606	$4,795,747
Valuation allowance	(3,091,606)	(4,795,747)
	$-	$-

A provision for income taxes has not been made due to net operating loss carry-forwards of $14,721,935 at December 31, 2017, which may be offset against future taxable income through 2035. No tax benefit has been reported in the financial statements.

The actual provision for income tax differs from the statutory U.S. federal income tax rate for the years ended December 31, 2017 as follows:

	2017	2016

Provision (benefit) at US statutory rate of 21% and 34%, respectively	$129,528	$55,000
Effect of rate change on valuation allowance	(1,833,669)	-
Increase (decrease) in valuation allowance	1,704,141	(55,000)
Ending balance	$-	$-

Current accounting guidance requires the Company to provide a reconciliation of the beginning and ending amount of unrecognized tax impacts related to the sustainability of tax positions taken in current and prior periods.

As of December 31, 2017, the Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes.  As of December 31, 2017, the Company had no accrued interest or penalties related to uncertain tax positions.

The tax years that remain subject to examination by major taxing jurisdictions are those for the years ended December 31, 2014 through the present.

Note I – Subsequent Events

Debt Conversion

As summarized below, on January 8, 2018 various noteholders elected to convert their notes payable into shares of our common stock in accordance with terms of their promissory notes from Note E.  Our CFO, Philip Grey, converted his accrued wages as well.

	Principal	Interest	Total Converted	Conversion Rate Per Share	Shares Issued upon Conversion

Gulf Coast Capital	$24,090	$21,376	$45,466	$.275	165,331
Mark Bogani	12,500	188	12,688	.275	46,138
Stephen Calandrella	25,000	375	25,375	.275	92,273
Clifford Thygesen	100,000	6,313	106,313	.275	386,593
Kevin Curtis	25,000	125	25,125	.275	91,364
Philip Grey	12,500	375	12,875	.275	46,818
Philip Grey*	38,500	-	38,500	.402	95,890

Total	$237,590	$28,752	$266,342	-	924,407

*   Accrued wages

Corporate Items

On February 1, 2018 and pursuant to shareholder approval obtained at a January 31, 2018 shareholder meeting, the Company amended its Articles of Incorporation to reflect a name change from Golden Eagle International, Inc. to Advantego Corporation, cancellation of its Series A, C and D preferred shares, and the amendment to voting rights of its Series B preferred shares.  The Company also obtained shareholder approval for a 1-for-11 reverse stock split, which became effective on the OTCQB on February 22, 2018.

Contracts

On February 1, 2018, the Company entered into a Consulting Agreement with one of its unaffiliated convertible noteholders ("the Consultant"), whereby the Consultant will provide service related to corporate management and capital formation (i.e., mergers and acquisitions, banking, financing, investing, establishment of business organizations, and financial planning).  The agreement's term is one year from its inception, with subsequent renewal by mutual consent of the parties.  As compensation, the Consultant received pre-payment of 17,273 shares of the Company's common stock, which were issued on March 15, 2018 with an aggregate value of $13,818 that will be amortized ratably over the contract's term.

On February 5, 2018, the Company entered into a Finders' Fee Agreement with an independent consultant ("the Finder"), whereby in the event that the Company receives funds from a party introduced by the Finder, a fee equal to 20,000 shares of the Company's common stock shall be paid to the Finder if such funding is secured prior to August 5, 2018.  On March 8, 2018, the Finder was issued 20,000 shares for procuring $250,000 (net of discounts and fees totaling $39,375) in financing for the Company in the form of a convertible promissory note with an investor unaffiliated with the Company.  The note was issued March 2, 2018, bears 12% interest, matures on March 2, 2019, and is convertible at a price equal to 58% of the lowest trading price of the Company's common stock during the twenty-five days preceding conversion.

The Company has evaluated its subsequent events through the date of this report issuance and determined there are no additional events to disclose.

ADVANTEGO CORPORATION
June 30, 2018
Unaudited Financial Statements

Advantego Corporation
Consolidated Balance Sheets
As of June 30, 2018 and December 31, 2017
Unaudited

	June 30,	December 31,
	2018	2017

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$83,093	$37,041
Accounts receivable	25,000	-
Common stock subscription receivable	9,999	-
Inventory	2,914	1,000
Prepaid expenses	43,570	-
Total current assets	164,576	38,041

NON-CURRENT ASSETS
Deferred offering costs	64,236	-

Total Assets	$228,812	$38,041

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable - related parties	$349,672	$418,079
Accounts payable	31,372	27,300
Deferred revenue	106	4,215
Accrued interest, convertible notes payable	2,431	7,237
Acrued interest, convertible notes payable, related parties	-	24,706
Convertible notes payable (net of unamortized debt discounts of $26,081 and $47,483 and unamortized debt premiums of $287,573 and $0 respectively)	509,492	102,517
Convertible notes payable - related parties (net of unamortized debt discounts of $0 and $19,936 respectively)	-	65,676
Total current liabilities	893,073	649,730

Total Liabilities	$893,073	$649,730

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, par value $.01 per share; 10,000,000 shares authorized, 240,000 issued and outstanding	2,400	2,400
Common stock, par value $.0001 per share; shares 2,000,000,000 shares authorized; 16,520,092 and 14,664,718 issued and outstanding respectively	1,652	1,466
Common stock subscribed	9,999	-
Additional paid-in capital	589,428	163,707
Accumulated (deficit) (net of Golden Eagle International, Inc.'s accumulated deficit of $65,247,222 that was eliminated through a quasi-reorganization on October 27, 2016)	(1,267,740)	(779,262)
Total stockholders' equity (deficit)	(664,261)	(611,689)

Total Liabilities and Stockholder's Equity (Deficit)	$228,812	$38,041

The accompanying footnotes are an integral part of these condensed unaudited financial statements.

Advantego Corporation
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2018 and 2017
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017

REVENUES
Sales	71,267	3,430	115,244	3,430
Cost of Sales	$(43,685)	-	$(73,924)	-
Gross Profit	27,582	3,430	41,320	3,430

OPERATING EXPENSES
General and administrative	203,145	157,857	385,585	317,389

Total operating expenses	203,145	157,857	385,585	317,389

OPERATING (LOSS)	(175,563)	(154,427)	(344,265)	(313,959)

OTHER INCOME (EXPENSE)
Interest expense	(69,079)	(5,128)	(144,213)	(10,157)

Total other (expense)	(69,079)	(5,128)	(144,213)	(10,157)

Loss before income taxes	(244,642)	(159,555)	(488,478)	(324,116)
Income taxes	-	-	-	-

NET LOSS ON CONTINUING OPERATIONS	(244,642)	(159,555)	(488,478)	(324,116)

NET LOSS	(244,642)	(159,555)	(488,478)	(324,116)

Basic and diluted (loss) per share on continuing operations	$(0.02)	$(0.01)	$(0.03)	(0.02)

Weighted average shares outstanding - basic	16,010,976	14,664,718	15,766,973	14,544,099

The accompanying footnotes are an integral part of these condensed unaudited financial statements.

Advantego Corporation
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2018 and 2017
(Unaudited)

	June 30,	June 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(488,478)	$(324,116)
Amortization of debt discount	137,163	5,753
Amortization of consulting services prepaid with common stock	5,758
Changes in operating assets and liabilities
(Increase) in accounts receivable	(25,000)	(2,400)
(Increase) in prepaid expenses	(35,510)	-
(Increase) in inventory	(1,914)	-
Increase in accounts payable	4,072	-
Increase (decrease) in deferred revenue	(4,109)	6,822
Increase (decrease) in accounts payable - related parties	(29,907)	216,322
Increase in accrued interest, convertible notes payable -related parties	2,781	1,503
Increase in accrued interest, convertible notes payable	2,007	2,901

Net cash flows (used by) operating activities	(433,137)	(93,215)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash flows provided by investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock and exercise of warrants	82,625	-
Proceeds from convertible notes payable	419,050	62,500
Principal payments on convertible notes payable	(22,486)	-

Net cash flows (used in) provided by financing activities	479,189	62,500

NET CHANGE IN CASH	46,052	(30,715)

CASH - BEGINNING OF PERIOD	37,041	46,111
CASH - END OF PERIOD	$83,093	$15,396

SUPPLEMENTAL CASH FLOW INFORMATION
Schdule of Non-cash Investing and Financing Activities:
Conversion of convertible notes payable into common stock	$434,797	$-
Conversion of convertible notes payable - related parties into common stock	$79,590	$-
Conversion of accrued interest, convertible notes payable into common stock	$6,813	$-
Conversion of accrued interst, convertible notes payable-related parties into common stock	$27,487	$-
Conversion of officer wages payable intocommon stock	$38,500	$-
Issuance of common stock for prepaid consulting fees	$13,818	$-
Issuance of common stock for finders fee	$15,000	$-
Issuance of convertible note payable to secure line of credit	$50,000	$-
Capitalization of stock offering costs (including $14,236 beneficial conversion feature)	$64,236	$-
Forgiveness of related party debt	$6,022	$-
Common stock subscribed	$9,999	$-
Recording of premium on convertible debt at stock redemption value	$611,096	$-
Amortization to additional paid-in capital of premium on convertible notes payable	$318,115	$-
Cash paid for
Interest	$2,264	$-
Income taxes	-	-

The accompanying footnotes are an integral part of these condensed unaudited financial statements.

ADVANTEGO CORPORATION

Notes to Consolidated Financial Statements
Six Months Ended June 30, 2018 and 2017 (Unaudited)

Note A – Organization and Business

Organization and Nature of Business

Advantego Corporation ("Advantego," formerly Golden Eagle International, Inc., or "GEII") was incorporated in Colorado on July 21, 1988. Since 2008, GEII had engaged in contract gold milling operations in the state of Nevada in the United States. On October 27, 2016, GEII completed a reverse merger with Advantego Technologies, Inc., which resulted in a change of control and the perpetuation of Advantego Technologies, Inc.'s management and business operations.  Concurrent with the merger, the combined entity executed a quasi-reorganization, thereby eliminating GEII's losses accumulated since its inception through the date of the merger.

Advantego Technologies, Inc. was incorporated in California on July 29, 2016. Advantego Technologies, Inc. develops software products and related services which are designed to enable an organization to rapidly and cost-effectively create a comprehensive promotional and marketing campaign using social media marketing, customer relationship management, and lead generation.

Effective February 1, 2018 and pursuant to Board authorization and majority shareholder approval, the Company changed the name of GEII to Advantego Corporation (amending GEII's Articles of Incorporation accordingly), cancelled its Series A, C, and D preferred shares, and effected a 1-for-11 reverse stock split on its issued and outstanding shares of common stock that became effective on the OTC Markets trading platform on February 22, 2018.  Unless otherwise noted, impacted amounts and share information included in the financial statements and notes thereto have been adjusted to reflect the stock split as if it had occurred on the first day of the earliest period presented.

Basis of Presentation

The accompanying financial statements represent the consolidated operations of Advantego and Advantego Technologies, Inc., collectively "the Company," "we," "us," as the consolidated entity, with all intercompany transactions eliminated.

Going Concern

The consolidated financial statements in this report have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business.  Accordingly, the financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern. The Company has not yet achieved profitable operations, has accumulated losses of $1,267,740, since its inception through June 30, 2018 and expects to incur further losses in the development of its business, all of which raises substantial doubt about the Company's ability to continue as a going concern.  Though our line of business involves proven technologies, we can offer no assurances that we will be able to obtain adequate financing to implement our business plan and remain a going concern

Note B – Summary of Significant Accounting Policies

Fair Value of Financial Instruments

The Company accounts for fair value measurements in accordance with accounting standard ASC 820-10-50, "Fair Value Measurements."  This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.  The three levels are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The Company's financial instruments consist of cash, accounts payable, and convertible notes payable. The carrying amount of cash and accounts payable approximates fair value because of the short-term nature of these items. The carrying amount of convertible notes payable approximates fair value as the individual borrowings bear interest at market interest rates and are also short-term in nature.

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results may differ from those estimates, and such differences may be material to the financial statements.

Concentration of Credit Risk

From time to time our cash balances, held at major financial institutions, exceed the federally insured limits of $250,000.  Our management believes that the financial institutions are financially sound and the risk of loss is low.  Our cash balances did not exceed federally insured limits at June 30, 2018 or December 31, 2017.

Approximately 90% of the Company's revenues during the six months ended June 30, 2018 and 100% of the accounts receivable at June 30, 2018 are with one customer. This customer is a certifier of automobile collision repair shops, which distribute the Company's product to the repair shops in its network. The receivable balance was paid to the Company in full in July 2018.

Cash and Cash Equivalents

For the statement of cash flows, any liquid investments with a maturity of three months or less at the time of acquisition are considered to be cash equivalents.

Inventory

The Company's inventory consists of controller boxes that the Company configures with digital signage software upon customer order.  Each box is identical and is carried at cost.

Property and Equipment

Property and equipment are recorded at cost.  Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful life of assets are capitalized. Depreciation on property and equipment is computed using the straight-line method over the assets' estimated useful lives as follows:

Vehicles	5 years
Office equipment	4-10 years

Long-Lived Assets

We periodically review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Impairment losses are recognized when the estimated future cash flows are less than the carrying amount of the asset calculated on discounted cash flow basis. For the six months ended June 30, 2018 and 2017, we did not recognize any impairment charges.

Revenue Recognition

In May 2017, the Company launched the online directory and digital signage components of the licensing services it provides to third parties.   The Company has entered into various licensing arrangements to be recognized as revenue over the life of the licensing agreements ranging from one to twelve months.  During the six months ended June 30, 2018, the Company recognized $115,244 in revenues, which were comprised of $102,492 in digital signage and $12,750 in online directory listing sales.  As of June 30, 2018 and December 31, 2017, $106 and $4,215, respectively, of online directory listing sales were deferred to future periods.  The June 30, 2018 accounts receivable balance of $25,000 consists of amounts owed for digital signage hardware and software, payment for which is billed to customers upon shipment (the point at which revenue is deemed earned). Since customers pre-pay via the Company's website for online directory services to be rendered during a subsequent period, and the June 30, 2018 receivable balance was collected in full in July 2018, management determined no allowance for doubtful accounts was necessary at June 30, 2018.

Stock Based Compensation

We measure stock-based compensation cost relative to the estimated fair value of the awards on the grant date using a Black-Scholes options pricing model.  We recognize the cost as the awards vest.

Income (Loss) Per Share

The computation of basic earnings (loss) per common share is based on the net income (loss) divided by the weighted average number of shares outstanding during each period.

The computation of diluted earnings (loss) per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents as detailed in the following chart.  During the three and six months ended June 30, 2018 and 2017, the inclusion of these common stock equivalents on the consolidated statement of operations would have resulted in a weighted average shares fully diluted number that was anti-dilutive, and as such they are excluded.

Fully diluted shares for the three and six months ended June 30, 2018 and 2017 are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Basic weighted average shares outstanding	16,010,976	14,534,848	15,766,973	14,534,848
Convertible debt	172,734	420,408	85,890	415,486
Series B preferred stock	10,909	10,909	10,909	10,909
Warrants	181,818	545,454	181,818	545,454
Fully diluted weighted average shares outstanding	16,376,437	15,511,619	16,045,590	15,506,697

Income Taxes

Income taxes are accounted for under the liability method. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statements and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized or the liability settled.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax law and rates on the date of enactment.

Effect of New Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have a material impact on our financial position, results of operations or cash flows.

Note C – Convertible Notes Payable

Convertible Notes Payable - Related Parties

We have uncollateralized related party convertible debt obligations outstanding at June 30, 2018 and December 31, 2017 as follows:

	June 30, 2018				December 31, 2017

Note	Principal	Less Debt Discount	Net Note Balance	Accrued Interest	Principal	Less Debt Discount	Net Note Balance	Accrued Interest

(a)	$-	$-	$-	$-	$30,112	$(4,516)	$25,596	$20,716
(b)	-	-	-	-	30,500	-	30,500	3,439
(c)	-	-	-	-	12,500	(6,216)	6,284	366
(d)	-	-	-	-	12,500	(9,204)	3,296	185
Totals	$-	$-	$-	$-	$85,612	$(19,936)	$65,676	$24,706

(a)
Gulf Coast Capital, LLC is a company owned by Mark Bogani, our former CEO.  The note was dated September 30, 2016 and represented the consolidation of various smaller notes payable previously outstanding totaling $145,112 plus $15,471 in accrued interest.  Interest continued to accrue at the rate of 5%, with principal and interest being due on demand and convertible into our common stock at the option of the lender at a fixed rate of $.275 per share.  Upon the note's inception, there was a beneficial conversion feature totaling $29,022 that was being amortized and netted against the principal balance as a debt discount.  On December 30, 2016, Gulf Coast Capital converted $115,000 of the note into 418,182 shares of the Company's common stock.  On January 8, 2018, Gulf Coast Capital converted $24,090 principal plus $21,376 in accrued interest into 165,331 shares of our common stock (Note D), at which point the remaining unamortized debt discount of $4,516 was amortized to interest expense.  On June 30, 2018, the remaining $6,022 principal balance was forgiven and written-off to additional paid-in capital.

(b)
Avcon Services, Inc. is a company owned by Tracy Madsen, our CFO.  The note represented amounts totaling $30,500 for CFO services during the period of June 2014 through September 2015, was dated December 31, 2015, carried an interest rate of 5%, and was due on demand. The note and accrued interest, or any portion thereof, were convertible at the option of Avcon, into the Company's common stock at a fixed rate of $.275 per share through December 31, 2020.  On May 10, 2018, this note was sold to Khalid Mirza. On May 30, 2018, Mr. Mirza converted the note principal plus accrued interest of $5,548 into 131,083 shares of our common stock.

(c)
On June 29, 2017, the Company entered into an uncollateralized note payable with its then-CFO, Philip Grey, in the amount of $12,500.  The note carried an interest rate of 6% and matured on June 29, 2018.  The note and accrued interest, or any portion thereof, were convertible at the option of the lender, into the Company's common stock at a fixed rate of $.275 per share. Upon the note's inception, there was a beneficial conversion feature totaling $12,500 that was being amortized and netted against the note balance as a debt discount. On January 8, 2018, Mr. Grey converted the $12,500 principal plus accrued interest of $375 into 46,818 shares of common stock (Note D), and the remaining debt discount of $6,216 was amortized to interest expense.

(d)
On September 25, 2017, the Company entered into an uncollateralized note payable with its former CEO, Mark Bogani, in the amount of $12,500.  The note carried an interest rate of 6% and matured on September 25, 2018.  The note and accrued interest, or any portion thereof, were convertible at the option of the lender, into the Company's common stock at a fixed rate of $.275 per share. Upon the note's inception, there was a beneficial conversion feature totaling $12,500 that was being amortized and netted against the principal balance as a debt discount. On January 8, 2018, Mr. Bogani converted the $12,500 principal plus accrued interest of $188 into 46,138 shares of common stock (Note D), and the remaining debt discount of $9,204 was amortized to interest expense.

Convertible Notes Payable

We have uncollateralized convertible debt obligations with unaffiliated investors outstanding at June 30, 2018 and December 31, 2017 as follows:

	June 30, 2018					December 31, 2017

Note	Principal	Less Debt Discount	Plus Premium	Net Note Balance	Accrued Interest	Principal	Less Debt Discount	Net Note Balance	Accrued Interest

(a)	$-	$-	$-	$-	$-	$100,000	$(6,158)	$93,842	$6,748
(b)	-	-	-	-	-	25,000	(18,408)	6,592	362
(c)	-	-	-	-	-	25,000	(22,917)	2,083	127
(d)	-	-	-	-	-	-	-	-	-
(e)	45,000	(6,000)	95,789	134,789	911
(f)	75,000	(9,844)	131,250	196,406	1,133
(g)	78,000	(10,237)	60,534	128,297	234
(h)	50,000	-	-	-	153
Totals	$248,000	$(26,081)	$287,573	$509,492	$2,431	$150,000	$(47,483)	$102,517	$7,237

(a)
On September 22, 2016 ($50,000), January 12, 2017 ($25,000), and March 27, 2017 ($25,000), the Company entered into notes payable with a single investor totaling $100,000.  The notes carried an interest rate of 6% and each matured one year following its issuance date.  The notes and accrued interest were convertible into the Company's common stock at a fixed rate of $.275 per share.  Upon the notes' inceptions, there was an aggregate beneficial conversion feature totaling $40,000, which was being amortized and netted against the aggregate principal balance as a debt discount.  On January 8, 2018, the noteholder converted the $100,000 principal plus accrued interest of $6,313 into 386,593 shares of common stock (Note D), and the remaining unamortized debt discount of $6,158 was amortized to interest expense.

(b)
On September 25, 2017, the Company entered into a note payable in the amount of $25,000.  The note carried an interest rate of 6% and matured on September 25, 2018. The note and accrued interest were convertible at the option of the lender into the Company's common stock at a fixed rate of $.275 per share. Upon the note's inception, there was a beneficial conversion feature of $25,000, which was being amortized and netted against the principal balance as a debt discount.  On January 8, 2018, the noteholder converted the $25,000 principal plus accrued interest of $375 into 92,273 shares (Note D), and the remaining unamortized debt discount of $18,408 was amortized to interest expense.

(c)
On November 30, 2017, the Company entered into a note payable in the amount of $25,000 with an unaffiliated lender.  The note carried an interest rate of 6% and matured on November 30, 2018. The note and accrued interest were convertible at the option of the lender into the Company's common stock at a fixed rate of $.275 per share. Upon the note's inception, there was a beneficial conversion feature of $25,000, which was being amortized and netted against the principal balance as a debt discount.  On January 8, 2018, the noteholder converted the $25,000 principal plus accrued interest of $125 into 91,364 shares (Note D), and the remaining debt discount of $22,917 was amortized to interest expense.

(d)
On March 2, 2018, the Company entered into an uncollateralized note payable with an unaffiliated investor in the amount of $301,875.  The note carried an interest rate of 12% and matured on March 2, 2019. The note and accrued interest, or any portion thereof, were convertible at the option of the lender, into the Company's common stock at a rate of 58% of the lowest market trading price per share during the 25 days preceding conversion.  At the note's inception, there was an original issue discount of $39,375, a transaction fee of $12,500, and a finder's fee of common stock valued at $15,000 (Note D), which in the aggregate resulted in a total discount of $66,875 to be amortized to interest expense over the life of the note, and net proceeds received by the Company of $250,000.

Additionally, the note's variable conversion rate component requires that the note be valued at its stock redemption value (i.e., "if-converted" value) pursuant to ASC 480, Distinguishing Liabilities from Equity, with the excess over the note's undiscounted face value being deemed a premium to be added to the principal balance and amortized to additional paid-in capital over the life of the note.  As such, the Company recorded a premium on the note of $284,063 as a reduction to additional paid-in capital based on a discounted "if-converted" rate of $.32 per share (58% of the $.55 lowest trading price during the 25 days preceding the note's issuance), which computed to 781,250 shares of "if-converted" common stock with a redemption value of $585,938 due to $.75 per share fair market value of the Company's stock on the note's date of issuance.  Debt discount amortization is recorded as interest expense, while debt premium amortization is recorded as an increase to additional paid-in capital.  Debt discount and premium amortizations for the three months ended March 31, 2018 totaled $4,753 and $23,348, respectively, while interest expense was $2,264.

During the period May 15 through May 30, 2018 the note's principal and interest balance totaling $284,797 was converted into 632,020 shares of our common stock in accordance with terms of the convertible promissory note (Note D), while the remaining unamortized discount of $62,122 was amortized to interest and the remaining premium of $255,307 was amortized to additional paid-in capital.

(e)
On May 11, 2018, the Company entered into an uncollateralized note payable with an unaffiliated investor in the amount of $45,000.  The note carries an interest rate of 12% and matures on May 11, 2019. The note and accrued interest, or any portion thereof, are convertible at the option of the lender, into the Company's common stock at a rate of 58% of the lowest market trading price per share during the 20 days preceding conversion.  At the note's inception, there was a transaction fee of $3,000 and a finder's fee of $4,200, which in the aggregate resulted in a total discount of $7,200 to be amortized to interest expense over the life of the note, and net proceeds received by the Company of $37,800.  As of June 30, 2018, the unamortized debt discount was $6,000

Additionally, the note's variable conversion rate component requires that the note be valued at its stock redemption value (i.e., "if-converted" value) pursuant to ASC 480, Distinguishing Liabilities from Equity, with the excess over the note's undiscounted face value being deemed a premium to be added to the principal balance and amortized to additional paid-in capital over the life of the note.  As such, the Company recorded a premium on the note of $114,947 as a reduction to additional paid-in capital based on a discounted "if-converted" rate of $.67 per share (58% of the average of the two lowest trading day prices during the 15 days preceding the note's issuance), which computed to 76,680 shares of "if-converted" common stock with a redemption value of $92,016 due to $1.20 per share fair market value of the Company's stock on the note's date of issuance.  Debt discount amortization is recorded as interest expense, while debt premium amortization is recorded as an increase to additional paid-in capital. Debt discount and premium amortizations for the six months ended June 30, 2018 totaled $1,200 and $19,158, respectively, while interest expense was $911.

This note was repaid in full during August 2018 as a result of funding received as detailed in Note G - Subsequent Events.

(f)
On May 15, 2018, the Company entered into an uncollateralized note payable with an unaffiliated investor in the amount of $75,000.  The note carries an interest rate of 12% and matures on May 15, 2019. The note and accrued interest, or any portion thereof, are convertible at the option of the lender, into the Company's common stock at a rate of 60% of the lowest market trading price per share during the 20 days preceding conversion.  At the note's inception, there was an original issue discount of $3,750 a transaction fee of $2,000, and a finder's fee of $5,500, which in the aggregate resulted in a total discount of $11,250 to be amortized to interest expense over the life of the note, and net proceeds received by the Company of $63,750.

Additionally, the note's variable conversion rate component requires that the note be valued at its stock redemption value (i.e., "if-converted" value) pursuant to ASC 480, Distinguishing Liabilities from Equity, with the excess over the note's undiscounted face value being deemed a premium to be added to the principal balance and amortized to additional paid-in capital over the life of the note.  As such, the Company recorded a premium on the note of $150,000 as a reduction to additional paid-in capital based on a discounted "if-converted" rate of $.51 per share (60% of the $.85 lowest trading price during the 20 days preceding the note's issuance), which computed to 126,000 shares of "if-converted" common stock with a redemption value of $192,780 due to $1.53 per share fair market value of the Company's stock on the note's date of issuance.  Debt discount amortization is recorded as interest expense, while debt premium amortization is recorded as an increase to additional paid-in capital.  Debt discount and premium amortizations for the six months ended June 30, 2018 totaled $1,406 and $18,750, respectively, while interest expense was $1,133.

(g)
On June 21, 2018, the Company entered into an uncollateralized note payable with an unaffiliated investor in the amount of $78,000.  The note carries an interest rate of 12% and matures on June 21, 2019. The note and accrued interest, or any portion thereof, are convertible at the option of the lender, into the Company's common stock at a rate of 58% of the average of the two lowest market trading price per share during the 15 days preceding conversion.  At the note's inception, there was a transaction fee of $3,000 and a finder's fee of $7,500, which in the aggregate resulted in a total discount of $10,500 to be amortized to interest expense over the life of the note, and net proceeds received by the Company of $67,500.

Additionally, the note's variable conversion rate component requires that the note be valued at its stock redemption value (i.e., "if-converted" value) pursuant to ASC 480, Distinguishing Liabilities from Equity, with the excess over the note's undiscounted face value being deemed a premium to be added to the principal balance and amortized to additional paid-in capital over the life of the note.  As such, the Company recorded a premium on the note of $62,086 as a reduction to additional paid-in capital based on a discounted "if-converted" rate of $.84 per share (58% of the $.1.44 lowest trading price during the 15 days preceding the note's issuance), which computed to 132,912 shares of "if-converted" common stock with a redemption value of $201,168 due to $1.50 per share fair market value of the Company's stock on the note's date of issuance.  Debt discount amortization is recorded as interest expense, while debt premium amortization is recorded as an increase to additional paid-in capital.  Debt discount and premium amortizations for the six months ended June 30, 2018 totaled $263 and $1,552, respectively, while interest expense was $234.

This note was repaid in full during August 2018 as a result of funding received as detailed in Note G - Subsequent Events.

(h)
On June 11, 2018, we issued a fixed price convertible note payable in the amount of $50,000 as a commitment fee to Tangiers in order to provide a long-term funding facility for our operations. The note bears interest at 10% per year and is due and payable on January 11, 2019 and is convertible into shares of our common stock at a fixed rate of $1.44 per share. Under the investment agreement Tangiers has agreed to provide us with up to $5,000,000 of funding during a three-year period. This investment agreement is pending approval our S-1 filing.  This commitment fee is deemed an offering cost, along with an associated beneficial conversion feature of $14,236, for total offering costs of $64,236 being reported as a non-current asset to be amortized to additional paid-in capital pro-rata in conjunction with each future long-term funding tranche received from Tangiers.

Note D – Stockholders' Equity

Common Stock

We are authorized to issue 2,000,000,000 shares of our $.0001 par value common stock, of which 16,520,092 and 14,664,718 were issued and outstanding at June 30, 2018 and December 31, 2017, respectively.

On February 1, 2018, the Company issued 17,273 shares of common stock based on the stock's approximate trading price of $.75 per share for total value of $13,818.  The shares were issued to an independent consultant for services to be rendered over the year following issuance.  The Company recorded the shares as a prepaid expense (Note F).

On February 5, 2018, the Company issued 20,000 shares of common stock to an unaffiliated individual as a finder's fee in connection with the procurement of a variable rate convertible note with an unrelated party as detailed in Note C (d).  The stock was valued at $15,000 based on the per-share stock price of $.75 on the issuance date and has been recorded as a debt discount to be netted with the underlying convertible note and amortized to interest expense over the length of the note.

On May 21 through May 30, 2018, the Company issued 110,955 shares of common stock to friends and family under the Company's Friends and Family Stock Offering at a price of $.55 per share in exchange for $61,025 in cash.

During August and September 2016, we sold 33,058 shares of our common stock, with warrants to purchase an additional 545,454 shares of our common stock, to a group of private investors for $100,000.  The warrants were issued prior to the reverse merger (Note A), and were subsequently still deemed issued and outstanding. The Series A and B warrants have expired, while the Series C warrants expire on June 30, 2019.  The warrants were originally exercisable at prices between $0.55 and $2.20 share at any time between June 30, 2017 and June 30, 2019.  Each series of warrants was valued using the Black-Scholes Options Pricing Model resulting in total warrant value of $85,833. The remaining proceeds of $14,167 were allocated to the common stock.  Black-Scholes data inputs used to value the warrants are as follows:

Warrants	Stock Price	Exercise Price	Expected Life (Yrs)	Risk-Free Rate	Warrant Value	Number of Warrants	Extended Value

Series A (expired)	$.275	$.55	.75	.54%	$.1168	181,818	$21,249
Series B (expired)	$.275	$.1.10	1.75	.69%	$.1639	181,818	$29,817
Series C	$.275	$2.20	1.75	.85%	$.1912	181,818	$34,767
Total							$85,833

During May and June 2018, various Series B warrant holders elected to exercise their warrants prior to their June 30, 2018 expiration.  As such, the Company issued 19,636 shares of common stock at $1.10 per share for $21,600, and recorded a stock subscription receivable of $9,999 for the issuance of an additional 9,090 shares of common stock for warrants deemed exercised but for which payment had not yet been received at June 30, 2018.

Debt Conversion

As summarized below, various noteholders elected to convert their notes payable into shares of our common stock in accordance with terms of their promissory notes from Note C.  Our former officer, Philip Grey, converted his accrued wages as well.

Name		Principal	Interest	Total Converted	Conversion Rate Per Share	Post-Split Shares Issued Upon Conversion

Gulf Coast Capital	January 8, 2018	$24,090	$21,376	$45,466	$.275	165,331
Mark Bogani	January 8, 2018	12,500	188	12,688	.275	46,138
Stephen Calandrella	January 8, 2018	25,000	375	25,375	.275	92,273
Clifford Thygesen	January 8, 2018	100,000	6,313	106,313	.275	386,593
Kevin Curtis	January 8, 2018	25,000	125	25,125	.275	91,364
Phillip Grey	January 8, 2018	12,500	375	12,875	.275	46,818
Phillip Grey*	January 8, 2018	38,500	-	38,500	.402	95,890
Carebourn Capital	May 15, 2018	150,000	-	150,000	.377	397,878
Carebourn Capital	May 22, 2018	50,000	-	50,000	.493	101,419
Carebourn Capital	May 30, 2018	77,775	7,022	84,797	.638	132,723
Avcon Services	May 30, 2018	30,500	5,548	36,048	.275	131,083
Total		$545,865	$41,332	$587,187	-	1,687,510

* Represents accrued wages converted at a rate agreed upon by management.

Preferred Stock

Our Articles of Incorporation provide that we may issue up to 10,000,000 shares of various series of preferred stock.  Subject to the requirements of the Colorado Business Corporation Act, the Board of Directors may issue the preferred stock in series with rights and preferences as the Board of Directors may determine appropriate, without shareholder approval.  As of June 30, 2018 and December 31, 2017, 4,500,000 Series B Preferred shares had been authorized for issuance, and 240,000 Series B preferred shares were issued and outstanding.  These 240,000 Series B shares are convertible into 10,909 common shares.

Note E – Related Party Transactions

We incur various consulting, management, and software licensing expenses with our officers, directors, and companies owned by our officers and directors. During the six months ended June 30, 2018 and 2017, we incurred $223,000 and $257,506, respectively, with these individuals and companies, and we had payable balances of $349,672 and $418,079 at June 30, 2018 and December 31, 2017, respectively.

Note F – Prepaid Expenses

The Company's prepaid expenses consist of unamortized common stock that was prepaid for consulting services (Note D), $26,000 in deposits for forthcoming inventory, $7,850 in prepaid insurance, and $1,660 in prepaid legal fees.  The prepaid stock's value on the February 1, 2018 issuance date of $13,818 is being amortized monthly over the year following the issuance.  The Company recorded amortization expense of $5,758 during the six months ended June 30, 2018, resulting in unamortized prepaid stock of $8,060 and total prepaid expenses of $43,570 at June 30, 2018.

Note G – Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission. The Company has determined that there are no other such events that warrant disclosure or recognition in the financial statements, except as stated herein.

On August 2, 2018, the Company issued a convertible promissory note (the "Note") with a face value of $125,000 maturing on August 2, 2019, and a stated interest of 9% to a third-party investor. The note is convertible at any time after 6 months of the funding of the note into a variable number of the Company's common stock, based on a conversion ratio of 60% of the lowest trading price for the 20 days prior to conversion. The note was funded on August 6, 2018, when the Company received proceeds of $106,220, after disbursements for the lender's transaction costs, fees and expenses.

On August 2, 2018, the Company issued a convertible promissory note (the "Note") with a face value of $63,000 maturing on August 2, 2019, and a stated interest of 10% to a third-party investor. The note is convertible at any time after 6 months of the funding of the note into a variable number of the Company's common stock, based on a conversion ratio of 60% of the lowest trading price for the 20 days prior to conversion. The note was funded on August 9, 2018, when the Company received proceeds of $56,200, after disbursements for the lender's transaction costs, fees and expenses.

On August 3, 2018, the Company issued a convertible promissory note (the "Note") with a face value of $65,000 maturing on August 3, 2019, and a stated interest of 10% to a third-party investor. The note is convertible at any time after 6 months of the funding of the note into a variable number of the Company's common stock, based on a conversion ratio of 60% of the lowest trading price for the 20 days prior to conversion. The note was funded on August 7, 2018, when the Company received proceeds of $56,350, after disbursements for the lender's transaction costs, fees and expenses.

From the proceeds of the above transactions, the Company has paid off in full the convertible notes payable (e) and (g) from Note C - Convertible Notes Payable with face amounts of $45,000 and $78,000.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Advantego Corporation.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PART II
Information Not Required in Prospectus

Item 13.   Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee	$647
Blue Sky Fees and Expenses	1,000
Legal Fes and Expenses	30,000
Accounting Fees and Expenses	5,000
Miscellaneous Expenses	3,353
TOTAL	$40,000

All expenses other than the SEC filing fee are estimated.

Item 14.   Indemnification of Officers and Directors

The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15.   Recent Sales of Unregistered Securities.

All share and per share amounts reflect a 1:11 reverse stock split which became effective on the  over-the-counter market on February 22, 2018.

During August and September 2016, we sold 363,636 shares of our common stock, as well as warrants to purchase an additional 545,455 shares of our common stock, to a group of private investors for $100,000.  The warrants were/are exercisable at prices between $0.55 and $2.20 per share at any time between June 30, 2017 and June 30, 2019. The warrants to purchase a total of 363,636 shares of common stock at $.55 and $1.10 expired on June 30, 2017 and June 30, 2018, respectively.  Warrants to purchase 181,818 shares at $2.20 remained outstanding as of June 30, 2018 and expire on June 30, 2019.  The issuances of these shares and warrants are not reflected in the financial statements included with this Registration Statement as the transactions occurred prior to the acquisition of Advantego Technologies. This transaction was eliminated as a result of the reverse merger, and the proceeds and other effects are included in the 'Recapitalization' line item in the 2016 Statement of Changes in Stockholders' Equity (Deficit).

On October 27, 2016, we acquired all of the capital stock of Advantego Technologies, Inc., in exchange for 11,628,636 shares of our common stock.

On December 30, 2016, Gulf Coast Capital, LLC converted a note in the principal amount of $115,000 into 418,182 shares of our common stock.

In December 2017 we sold 129,870 shares of our common stock at a price of $0.385 per share to an unrelated third party for $50,000.

On January 8, 2018 holders of notes, in the principal amount of $199,090, converted their notes, plus accrued interest of $28,752, into 828,517 shares of our common stock.  A former officer also converted $38,500 in accrued wages into 95,890 shares of our common stock at a conversion price of $0.402 per share.

In May of 2018 we sold 110,955 shares of our common stock at $0.55 per share to related and unrelated parties for $61,025.

In May 2018, Carebourn Capital converted a note, in the remaining principal amount of $284,797, into 632,020 shares of our common stock.

On May 10, 2018 Avcon Services, Inc. a company controlled by Tracy Madsen, our Chief Accounting Officer, sold our $30,500 note payable to Avcon to Khalid Mirza.  On May 30, 2018 Mr. Mirza converted the note, plus accrued interest of $5,548, into 131,083 shares of our common stock.

Common Stock Issued For Services

During the past three years we issued 37,273 shares of our common stock to two persons for services, valued at approximately $28,900, provided to us.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 in connection with issuance of the securities described above.  The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company's business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission was paid to any person in connection with the sale of these securities.

Item 16.   Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

3.1	Restated Articles of Incorporation
3.2	Bylaws
5	Opinion of Counsel
10.1	Agreement relating to the acquisition of Advantego Technologies, Inc.
10.2	Investment Agreement with Tangiers Investment Group, LLC
10.3	Promissory Note issued to Tangiers Investment Group, LLC
23.1	Consent of Attorneys
23.2	Consent of Accountants

Item 17.   Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine California on the 31st day of October , 2018.

ADVANTEGO CORPORATION

By:	/s/ Robert W. Ferguson
Robert W. Ferguson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of l933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. Ferguson	Chief Executive, Financial and Accounting Officer and a Director	October 31 , 2018
Robert W. Ferguson

/s/ Fred Popke	Director	October 31 , 2018
Fred Popke

/s/ John J. Carvelli	Director	October 31 , 2018
John J. Carvelli